Filed pursuant to Rule 424(b)(5)

Registration Nos. 333-119261,

333-107942 and 333-90756

PROSPECTUS SUPPLEMENT

(To prospectus dated October 21, 2004)

3,247,000 Shares

Ventas, Inc.

Common Stock

Ventas, Inc. is selling all of the shares of common stock being offered by this prospectus supplement and the accompanying prospectus. Our common stock is listed on the New York Stock Exchange under the symbol “VTR.” On June 29, 2005, the last reported sale price for our common stock was $30.80 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “ RISK FACTORS” BEGINNING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT.

The public offering price of the common stock is $30.20 per share, or $98,059,400 on an aggregate basis. The underwriter has agreed to purchase the shares of common stock being offered by this prospectus supplement and the accompanying prospectus from us for $29.88 per share, resulting in an underwriting discount of $.32 per share, or $1,039,040 on an aggregate basis. Our proceeds from the sale of the shares, before payment of expenses by us, will be $97,020,360.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of common stock to purchasers on or about July 6, 2005.

Merrill Lynch & Co.

The date of this prospectus supplement is June 29, 2005.

Prospectus Supplement

Prospectus

i

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control.

You should read this document together with additional information described under the heading “Where You Can Find More Information and Incorporation by Reference.” You should rely only on the information contained or incorporated by reference in this document. Neither we nor the underwriter have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus supplement and the accompanying prospectus, as well as the information we have previously filed with the Securities and Exchange Commission (the “Commission”) and incorporated by reference in this document, is accurate only as of its respective date or the date which is specified in those documents.

Unless the context otherwise requires, references in this prospectus supplement to “we,” “us,” “our” or “Ventas” mean Ventas, Inc., a Delaware corporation, together with its subsidiaries.

KINDRED INFORMATION

Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”) is subject to the reporting requirements of the Commission and is required to file with the Commission annual reports containing audited financial information and quarterly reports containing unaudited financial information. The information related to Kindred contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is derived from filings made by Kindred with the Commission or other publicly available information, or has been provided by Kindred. We have not verified this information either through an independent investigation or by reviewing Kindred’s public filings. We have no reason to believe that such information is inaccurate in any material respect, but there can be no assurance that all such information is accurate. Kindred’s filings with the Commission can be found at www.sec.gov. We are providing this data for informational purposes only, and you are encouraged to obtain Kindred’s publicly available filings from the Commission.

ii

BROOKDALE AND ALTERRA INFORMATION

Neither Alterra Healthcare Corporation (“Alterra”) nor Brookdale Living Communities, Inc. (“Brookdale”) is subject to the reporting requirements of the Commission or is required to file with the Commission reports containing any financial or other information. The information related to Alterra and Brookdale contained or incorporated by reference in this prospectus supplement and the accompanying prospectus has been provided to us by Alterra and Brookdale, respectively. We have not verified this information through an independent investigation or otherwise. We have no reason to believe that such information is inaccurate in any material respect, but there can be no assurance that all such information is accurate. We are providing this data for informational purposes only.

iii

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements regarding our and our subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from our expectations. We do not undertake a duty to update such forward-looking statements.

Actual future results and trends for us may differ materially depending on a variety of factors discussed in our filings with the Commission and under “Risk Factors.” Factors that may affect our plans or results include, without limitation:

•	the ability and willingness of Kindred and certain of its affiliates to continue to meet and/or perform their obligations under their contractual arrangements with us, including without limitation the lease agreements and various agreements entered into by Kindred and us at the time of our spin off of Kindred on May 1, 1998 (the “1998 Spin Off”), as such agreements may have been amended and restated in connection with Kindred’s emergence from bankruptcy on April 20, 2001;

•	the ability and willingness of Kindred to continue to meet and/or perform its obligation to indemnify and defend us for all litigation and other claims relating to the healthcare operations and other assets and liabilities transferred to Kindred in the 1998 Spin Off;

•	the ability of Kindred and our other operators, tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with us, and their existing credit agreements;

•	our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments;

•	the nature and extent of future competition;

•	the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates;

•	increases in our cost of borrowing;

•	the ability of our operators to deliver high quality care and to attract patients;

•	the results of litigation affecting us;

•	changes in general economic conditions and/or economic conditions in the markets in which we may, from time to time, compete;

•	our ability to pay down, refinance, restructure and/or extend our indebtedness as it becomes due;

•	the movement of interest rates and the resulting impact on the value of and the accounting for our interest rate swap agreement;

•	our ability and willingness to maintain our qualification as a REIT due to economic, market, legal, tax or other considerations;

•	final determination of our taxable net income for the year ended December 31, 2004 and for the year ending December 31, 2005;

•	the ability and willingness of our tenants to renew their leases with us upon expiration of leases and our ability to relet our properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants;

•	risks associated with our acquisition of Provident Senior Living Trust (“Provident”) on June 7, 2005 (the “Provident Acquisition”), including our ability to timely and fully realize expected revenues and cost savings from the merger;

•	the impact on the liquidity, financial condition and results of operations of Kindred and our other operators resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of Kindred and our other operators to accurately estimate the magnitude of such liabilities; and

•	the value of our one-time reset right (a “Reset Right”) under each of our master lease agreements with Kindred (the “Kindred Master Leases”), which is dependent on a variety of factors and is highly speculative.

Many of these factors are beyond the control of our company and our management.

We describe some of these risks and uncertainties in greater detail below under “Risk Factors.” These risks could cause actual results of our industry, or our actual results for the year 2005 and beyond, to differ materially from those expressed in any forward-looking statement we make. Our future financial performance is dependent upon factors discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. Forward-looking statements speak only as of the date on which they are made. For a discussion of factors that could cause actual results to differ, see “Risk Factors” and the information contained in our filings with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. These filings are described under “Where You Can Find More Information and Incorporation by Reference.”

PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about us, our common stock and this offering. Because this is a summary, it does not contain all of the information you should consider before investing in our common stock. You should carefully read this summary together with the more detailed information and financial statements and notes thereto contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. To fully understand this offering, you should read all of these documents.

Ventas, Inc.

We are a healthcare REIT with a geographically diverse portfolio of healthcare and senior housing facilities in the United States. As of March 31, 2005, this portfolio consisted of 201 skilled nursing facilities, 41 hospitals and 50 senior housing and other facilities in 39 states. Except with respect to our medical office buildings, we lease these facilities to healthcare operating companies under “triple-net” or “absolute-net” leases. As of March 31, 2005, Kindred leased 225 of our facilities. We also had real estate loan investments relating to 34 healthcare and senior housing facilities as of March 31, 2005, and for the three months ended March 31, 2005, we had rental income of $62.7 million.

Our business strategy is comprised of two primary objectives: diversifying our portfolio of properties and increasing our earnings. We intend to continue to diversify our real estate portfolio by operator, facility type and reimbursement source. We intend to invest in or acquire additional healthcare-related and/or senior housing assets across a wide spectrum.

As of March 31, 2005, Ventas Realty, Limited Partnership, a wholly owned operating partnership (“Ventas Realty”), owned 39 of our hospitals, 157 of our skilled nursing facilities and 27 of our senior housing and other healthcare facilities, Ventas Finance I, LLC, a wholly owned limited liability company, owned 39 of our skilled nursing facilities and ElderTrust Operating Limited Partnership, an operating partnership in which we currently own 95.5% of the partnership units (“ETOP”), owned five of our skilled nursing facilities and 13 of our senior housing and other facilities. Ventas and certain of our other subsidiaries owned the remaining 12 facilities.

Our principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and our telephone number is (502) 357-9000. We maintain a website on the Internet at http://www.ventasreit.com. Information on our website is not incorporated by reference herein and our web address is included in this prospectus as an inactive textual reference only.

Provident Acquisition

On June 7, 2005, we completed the Provident Acquisition pursuant to the merger of Provident with and into our subsidiary, Ventas Provident, LLC (formerly VTRP Merger Sub, LLC) (“Ventas Provident”). The transaction was valued at approximately $1.2 billion. As of June 29, 2005, after giving effect to the Provident Acquisition and our other acquisitions since March 31, 2005, our portfolio was comprised of 369 senior housing and healthcare facilities in 41 states and we had real estate loan investments relating to 37 healthcare and senior housing facilities.

Provident was formed as a Maryland real estate investment trust in March 2004 and owned senior living properties located in the United States. Provident leased its properties to affiliates of Brookdale and Alterra, which, according to the American Seniors Housing Association, are two of the industry’s largest senior living managers in terms of units managed.

We funded the cash portion of the purchase price for the Provident Acquisition, which was approximately $231.0 million, and repaid all outstanding borrowings under Provident’s credit facility at closing from a combination of net proceeds from the sale of $350 million aggregate principal amount of senior notes, comprised of $175 million aggregate principal amount of 6 3/4% Senior Notes due 2010 and $175 million aggregate principal amount of 7 1/8% Senior Notes due 2015, issued by Ventas Realty and a wholly owned subsidiary, Ventas Capital Corporation (“Ventas Capital” and, together with Ventas Realty, the “Issuers”), and borrowings under our revolving credit facility. Additionally, we issued approximately 15.0 million shares of common stock on a fully diluted basis as part of the purchase price for the Provident Acquisition. We also assumed approximately $461 million of property-level mortgage debt.

As of March 31, 2005, Provident owned 68 properties in 19 states comprised of approximately 6,819 residential living units which are considered either independent living units or assisted living units, all of which are leased pursuant to triple-net leases with renewal options. As of March 31, 2005, the aggregate 2005 contractual rent expected from Provident’s properties was approximately $83.2 million. The following table describes Provident’s portfolio as of March 31, 2005:

Tenant	No. of Properties	No. of Units	Year 1 Contractual Rent	Percentage of Year 1 Contractual Rent
			(In millions)
Brookdale	21	4,474	$60.1	72.2%
Alterra	47	2,345	$23.1	27.8%

	68	6,819	$83.2	100.0%

The properties leased to Brookdale represent approximately 34% of the units operated by Brookdale. The properties leased to Alterra represent approximately 18% of the units operated by Alterra.

Other Recent Developments

Acquisitions closed since the first quarter of 2005.    Excluding the Provident Acquisition, from April 1, 2005 through June 29, 2005, we purchased 10 independent and assisted living facilities for an aggregate purchase price of $73.2 million and made loans of $19.5 million, secured by three assisted living facilities. The initial cash yield on these investments exceeds 9%.

Acquisition agreements entered into since the first quarter of 2005. We have entered into agreements with unaffiliated third parties to acquire additional independent and assisted living facilities for an aggregate purchase price of over $100 million, subject to normal and customary closing conditions, including lender and regulatory approvals. These acquisitions are expected to close in the third or fourth quarter 2005, although we cannot assure you that any of these acquisitions will close, or, if they do close, when the closings will occur.

Sale of $400 million aggregate principal amount of senior notes.    On June 7, 2005, we completed the offering of $350 million aggregate principal amount of senior notes, comprised of $175 million aggregate principal amount of 6 3/4% Senior Notes due 2010 and $175 million aggregate principal amount of 7 1/8% Senior Notes due 2015, issued by the Issuers. The notes mature on June 1, 2010 and 2015, respectively. We used the net proceeds from the sale of these notes, together with borrowings under our revolving credit facility, to pay the approximately $231.0 million cash portion of the purchase price for the Provident Acquisition, to repay outstanding indebtedness under Provident’s credit facility and to pay our fees and expenses related to the Provident Acquisition.

On June 14, 2005, we completed the offering of $50 million aggregate principal amount of 6 5/8% Senior Notes due 2014 issued by the Issuers. The notes mature on October 15, 2014. The Issuers had previously issued $125 million aggregate principal amount of these notes pursuant to the same indenture in October 2004. We used the net proceeds from the sale of these notes to repay outstanding indebtedness under our revolving credit facility.

Reset right.    We have a Reset Right under each of the Kindred Master Leases, exercisable by notice (the “Reset Notice”), given by us on or after January 20, 2006 and on or before July 19, 2007, under which we may increase the base annual rent to a then fair market rental rate, commencing as early as July 19, 2006, for a total fee of $4.6 million payable on a pro-rata basis at the time of exercise under the applicable Kindred Master Lease. We currently intend to give the Reset Notice on January 20, 2006 in the absence of an earlier consensual agreement between us and Kindred regarding the Reset Right. The Reset Right applies to the four original Kindred Master Leases on a lease-by-lease basis. The Reset Rights under subsequent Kindred Master Leases derived from one of the four original Kindred Master Leases can only be exercised in conjunction with the exercise of the Reset Right under the applicable original Kindred Master Lease. If the Reset Right is exercised for any Kindred Master Lease, the annual escalations currently applicable to that particular Kindred Master Lease may be altered, depending on market conditions at the time.

We estimate that, based on information currently available to us, reports of third party experts and current market conditions, if we were currently entitled to, and did, exercise the Reset Right, the base rent under the Kindred Master Leases would increase by at least $35.0 million per year in the aggregate. The Reset Right is highly speculative and its value is dependent on and may be influenced by a variety of factors and market conditions including, without limitation, Medicare and Medicaid rules and regulations, market earnings before interest, income taxes, depreciation, amortization, rent and management fees (EBITDARM) to rent coverage ratios and the terms of the Kindred Master Leases. Changes in one or any combination of these or other factors could have a material impact on the value of the Reset Right. In addition, if we and Kindred do not consensually agree on the Reset Right, the value of the Reset Right determined by the independent appraiser selected under the Kindred Master Leases could differ materially from our estimate. The determination of the value of the Reset Right by the independent appraiser selected under the Kindred Master Leases is final. However, in no event will the base rent under the Kindred Master Leases decrease below the then current base rent payable under the Kindred Master Leases as a result of the Reset Right. There can be no assurances as to the value of the Reset Right or that the value of the Reset Right will not be less than our estimate.

Regulatory matters.    On February 3, 2005, the Centers for Medicare & Medicaid Services (“CMS”) issued a proposed rule to update payment rates for the 2006 rate year under the prospective payment system for long-term acute care hospitals (“LTAC PPS”). The final rule updating 2006 payment rates under LTAC PPS was issued by CMS on April 29, 2005 and published on May 6, 2005. In the final rule, CMS, among other things, increased the inflationary rate from the 3.1% under the proposed rule to 3.4% and eliminated the budget neutrality adjustment. We are currently analyzing this final rule and at this time we cannot predict what impact the final rule will have on the liquidity or profitability of the operators of our long-term acute care hospitals.

On May 19, 2005, CMS published a proposed rule under the prospective payment system for skilled nursing facilities (“SNF PPS”). Under the rule, CMS proposes, among other things, a refinement (the “RUGs refinement”) to the resource utilization groups (“RUGs”), which will add nine new payment categories which determine the daily payments for Medicare beneficiaries in skilled nursing facilities. CMS is also proposing increases in the case mix index for all of the RUGs categories. The increase in the index is equal to half of the value of the temporary “add-on” payment that ends with the refinement of the current system. The increase in payments along with the RUGs refinement, together with an annual inflation increase of 3%, will result in a small overall reduction in skilled nursing facility Medicare payments in fiscal year 2006. The RUGs refinement under the proposed rule, as may be modified in the final rule, will be implemented on January 1, 2006, and the market basket increase, as may be modified in the final rule, will be implemented on October 1, 2005. Comments on the proposed rule will be accepted until July 12, 2005 and a final rule is expected to be published in the third quarter of 2005. We are currently analyzing this proposed rule and at this time we cannot predict what impact the proposed rule will have on the liquidity or profitability of the operators of our skilled nursing facilities.

Registration Statement on Form S-3.    On June 22, 2005, we filed with the Commission a Registration Statement on Form S-3 (File No. 333-126021) for the registration of 345,126 shares of our common stock issuable upon redemption of 345,126 Class D units of limited partnership interest in ETOP (the “ETOP Class D Units”). The ETOP Class D Units were issued in connection with the Provident Acquisition to ten former officers, trustees and employees of Provident (the “Unit Holders”) in exchange for the contribution of such Unit Holders’ limited partnership interests in Provident’s operating partnership to ETOP in transactions exempt from the requirements of the Securities Act. Such shares of common stock may be offered and sold for the accounts of the Unit Holders from time to time upon the effectiveness of the registration statement.

The Offering

For a description of our common stock, see “Description of Our Common Stock” and “Description of Our Outstanding Capital Stock” in the accompanying prospectus.

Securities offered by us	3,247,000 shares of common stock.

Common stock to be outstanding after this offering	102,786,382 shares of common stock.

Use of proceeds

We intend to use the net proceeds from this offering to repay indebtedness under our revolving credit facility and for general corporate purposes, including to fund future acquisitions, if any. See “Use of Proceeds.”

Restrictions on ownership and transfer

Our restated certificate of incorporation, as amended, contains restrictions on ownership and transfer of our common stock intended to assist us in maintaining our status as a REIT for federal and/or state income tax purposes. For example, our restated certificate of incorporation, as amended, generally restricts any person from acquiring beneficial ownership of more than 9% of our outstanding shares of common stock, as more fully described in the section entitled “Description of Our Outstanding Capital Stock” in the accompanying prospectus.

Risk factors

See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

New York Stock Exchange symbol	VTR

The number of shares to be outstanding after this offering as shown above is based on the shares of our common stock outstanding as of June 20, 2005.

RISK FACTORS

Investing in our common stock will provide you with an equity ownership in Ventas. As one of our stockholders, you will be subject to risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein before deciding to invest in shares of our common stock.

We have grouped these risk factors into four general categories:

•	Risks arising from our business;

•	Risks arising from our capital structure;

•	Risks arising from our status as a REIT; and

•	Risks relating to the securities sold in this offering.

Risks Arising from Our Business

We are dependent on Kindred; Kindred’s inability or unwillingness to satisfy its obligations under its agreements with us could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to continue to qualify as a REIT.

We are dependent on Kindred in a number of ways:

•	We lease a substantial portion of our properties to Kindred under the Kindred Master Leases, and therefore:

•	Kindred was the source of a significant majority of our total revenues in 2004 and 2003 and continues to be a majority source of our revenues; and

•	since the Kindred Master Leases are triple-net leases, we depend on Kindred to pay insurance, taxes, utilities and maintenance and repair expenses required in connection with the leased properties.

•	In connection with the 1998 Spin Off, Kindred assumed, and agreed to indemnify us for, the following:

•	all obligations under third-party leases and third-party contracts, except for those contracts relating to the ownership of our properties;

•	all losses, including costs and expenses, resulting from future claims and all liabilities that may arise out of the ownership or operation of the healthcare operations either before or after the date of the 1998 Spin Off; and

•	any claims that were pending at the time of the 1998 Spin Off and that arose out of the ownership or operation of the healthcare operations or were asserted after the spin-off and that arise out of the ownership or operation of the healthcare operations or any of the assets or liabilities transferred to Kindred in connection with the 1998 Spin Off.

We cannot assure you that Kindred will have sufficient assets, income and access to financing and insurance coverage to enable it to satisfy its obligations under its agreements with us. In addition, any failure by Kindred to effectively conduct its operations could have a material adverse effect on its business reputation or on its ability to enlist and maintain patients in its facilities. Any inability or unwillingness on the part of Kindred to satisfy its obligations under its agreements with us could significantly harm us and our ability to service our indebtedness and our other obligations and to make distributions to our stockholders, as required for us to continue to qualify as a REIT (a “Material Adverse Effect”).

The operations of the Provident properties represent a significant portion of our revenues; the inability or unwillingness of the operators of the Provident properties to satisfy their agreements with us could have a Material Adverse Effect on us.

As a result of the Provident Acquisition, Alterra and Brookdale, the operators of the Provident properties, account for a significant portion of our revenues. It is possible that Alterra and Brookdale may in the future combine their businesses, although there can be no assurance when or if such a combination will occur.

We cannot assure you that Alterra or Brookdale or a combination of those entities will have sufficient assets, income and access to financing and insurance coverage to enable them to satisfy the agreements that they have with us. In addition, any failure by Alterra or Brookdale or a combination of those entities to conduct their operations effectively could have a material adverse effect on their respective business reputations or on their ability to enlist and maintain tenants in their respective facilities. Any inability or unwillingness on the part of Alterra or Brookdale or a combination of those entities to satisfy their respective obligations under the agreements that they have with us could have a Material Adverse Effect on us.

We may be unable to find another lessee/operator for our properties if we have to replace Kindred or our other operators (including Alterra and Brookdale).

We may have to find another lessee/operator for the properties covered by one or more of the Kindred Master Leases or the leases with our other operators (including Alterra and Brookdale) upon the expiration of the terms of the applicable lease or upon a default by Kindred or our other operators (including Alterra and Brookdale). During any period that we are attempting to locate one or more lessees/operators there could be a decrease or cessation of rental payments by Kindred or our other operators (including Alterra and Brookdale). We cannot assure you that we will be able to locate another suitable lessee/operator or, if we are successful in locating such an operator, that the rental payments from the new operator would not be significantly less than the existing rental payments. Our ability to locate another suitable lessee/operator may be significantly delayed or limited by various state licensing, receivership, certificate of need or other laws, as well as by Medicare and Medicaid change-of-ownership rules. In addition, we may also incur substantial additional expenses in connection with any such licensing, receivership or change-of-ownership proceedings. Such delays, limitations and expenses could have a Material Adverse Effect on us and/or materially delay or impact our ability to collect rent, to obtain possession of leased properties or otherwise to exercise remedies for a tenant default.

We may encounter certain risks when implementing our business strategy to pursue investments in, and/or acquisitions or development of, additional healthcare-related and/or senior housing assets.

We intend to continue to pursue investments in, and/or acquisitions or development of, additional healthcare-related and/or senior housing assets, subject to the contractual restrictions contained in our revolving credit facility and the indentures governing our outstanding senior notes. Acquisitions of and investments in such properties, including the properties acquired in connection with the Provident Acquisition, entail general investment risks associated with any real estate investment, including risks that the investment will fail to perform in accordance with expectations, the estimates of the cost of improvements necessary for acquired properties will prove inaccurate and the lessee/operator will be unable to meet performance expectations. If we pursue new development projects, such projects would be subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the risk of incurring development costs in connection with projects that are not pursued to completion. In addition, we may borrow to finance any investments in, and/or acquisition or development of, healthcare-related or other properties, which would increase our leverage.

We compete for acquisition or investment opportunities with entities that have substantially greater financial resources than we have. Our ability to compete successfully for such opportunities is affected by many factors, including our cost of obtaining debt and equity capital at rates comparable to or better than our competitors. Competition generally may reduce the number of suitable acquisition or investment opportunities available to us and increase the bargaining power of property owners seeking to sell, thereby impeding our acquisition, investment or development activities.

Even if we are successful at identifying and competing for acquisition or investment opportunities, such opportunities, including the Provident Acquisition, involve a number of risks. These risks include diversion of management’s attention, the risk that the value of the properties or businesses that we acquire or invest in could decrease substantially after such acquisition or investment, and the risk that we will not be able to accurately assess the value of properties that are not of the type we currently own, some or all of which could have a Material Adverse Effect on us.

Additionally, if we are successful in continuing to implement our business strategy to pursue investments in, and/or acquisitions or development of, additional healthcare-related and/or senior housing assets or businesses, we intend to increase the number of operators of our properties and our business segments. We cannot assure you that we will have the capabilities to monitor and manage successfully a portfolio of properties with a growing number of operators and/or manage such businesses.

We are subject to the risks associated with investment in the heavily regulated healthcare industry.

All of our investments are in properties used in the healthcare industry; therefore, we are exposed to risks associated with the healthcare industry. The healthcare industry is highly regulated and changes in government regulation have in the past had material adverse consequences on the industry in general, which may not even have been contemplated by lawmakers and regulators. We cannot assure you that future changes in government regulation of healthcare will not have a material adverse effect on the healthcare industry, including its lessees/operators. Moreover, our ability to invest in non-healthcare, non-healthcare-related or non-senior housing properties is restricted by the terms of our revolving credit facility and the more general restrictions on investments contained in the indentures governing our outstanding senior notes.

Our tenants, including Kindred, may be adversely affected by increasing healthcare regulation and enforcement.

We believe that the regulatory environment surrounding the long-term care industry has intensified both in the amount and type of regulations and in the efforts to enforce those regulations. This is particularly true for large for-profit, multi-facility providers like Kindred.

The extensive federal, state and local laws and regulations affecting the healthcare industry include, but are not limited to, laws and regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities and equipment, allowable costs, services, prices for services, quality of care, patient rights, fraudulent or abusive behavior and financial and other arrangements which may be entered into by healthcare providers. Federal and state governments have intensified enforcement policies, resulting in a significant increase in the number of inspections, citations of regulatory deficiencies and other regulatory sanctions, including terminations from the Medicare and Medicaid programs, bars on Medicare and Medicaid payments for new admissions, civil monetary penalties and even criminal penalties. If Kindred or our other tenants and operators fail to comply with the extensive laws, regulations and other requirements applicable to their businesses, they could become ineligible to receive reimbursement from governmental and private third-party payor programs, suffer civil or criminal penalties or be required to make significant changes to their operations. Kindred and our other tenants also could be forced to expend considerable resources responding to an investigation or other enforcement action under applicable laws or regulations. In addition, as part of a settlement agreement Kindred entered into with the federal government, it agreed to comply with the terms of a corporate integrity agreement. Kindred could incur additional expenses in complying with the corporate integrity agreement, and its failure to comply with the corporate integrity agreement could have a material adverse effect on Kindred’s continued

participation in federal healthcare programs, including Medicare and Medicaid, results of operations, financial condition and ability to make rental payments to us, which, in turn, could have a Material Adverse Effect on us.

We are unable to predict the future course of federal, state and local regulation or legislation, including the Medicare and Medicaid statutes and regulations. Changes in the statutory or regulatory framework could have a material adverse effect on Kindred and our other operators, which, in turn, could have a Material Adverse Effect on us.

Changes in the reimbursement rates or methods of payment from third-party payors, including the Medicare and Medicaid programs, could have a material adverse effect on our tenants.

Kindred and certain of our other tenants and operators rely on reimbursement from third party payors, including the Medicare and Medicaid programs, for substantially all of their revenues. There continue to be various federal and state legislative and regulatory proposals to implement cost-containment measures that limit payments to healthcare providers. In addition, private third-party payors have continued their efforts to control healthcare costs. We cannot assure you that adequate reimbursement levels will be available for services to be provided by Kindred and our other tenants which are currently being reimbursed by Medicare, Medicaid or private third-party payors. Significant limits by governmental and private third-party payors on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on the liquidity, financial condition and results of operations of Kindred and certain of our other operators and tenants, which, in turn, could have a Material Adverse Effect on us.

Significant legal actions could subject Kindred and our other operators to increased operating costs and substantial uninsured liabilities, which could materially and adversely affect the liquidity, financial condition and results of operation of Kindred and our other operators.

Although claims and costs of professional liability insurance seem to be growing at a slower pace, over the past few years, Kindred and our other skilled nursing facility operators have experienced substantial increases in both the number and size of professional liability claims in recent years. In addition to large compensatory claims, plaintiffs’ attorneys continue to seek significant punitive damages and attorneys’ fees.

Due to the high level in the number and severity of professional liability claims against healthcare providers, the availability of professional liability insurance has been severely restricted and the premiums on such insurance coverage have increased dramatically. As a result, the insurance coverage of Kindred and our other operators might not cover all claims against them or continue to be available to them at a reasonable cost. If Kindred or our other operators are unable to maintain adequate insurance coverage or are required to pay punitive damages, they may be exposed to substantial liabilities.

Kindred insures its professional liability risks in part through a wholly-owned, limited purpose insurance company. The limited purpose insurance company insures initial losses up to specified coverage levels per occurrence with no aggregate coverage limit. Coverage for losses in excess of those per occurrence levels is maintained through unaffiliated commercial insurance carriers up to an aggregate limit. The limited purpose insurance company then insures all claims in excess of the aggregate limit for the unaffiliated commercial insurance carriers. Kindred maintains general liability insurance and professional malpractice liability insurance in amounts and with deductibles which Kindred management has indicated that it believes are sufficient for its operations.

Operators that insure their professional liability risks through their own captive limited purpose entities generally estimate the future cost of professional liability through actuarial studies which rely primarily on historical data. However, due to the increase in the number and severity of professional claims against healthcare providers, these actuarial studies may underestimate the future cost of claims and we cannot assure you that such operators’ reserves for future claims will be adequate to cover the actual cost of such claims. If the actual cost of such claims is significantly higher than the operators’ reserves, it could have a material adverse effect on the liquidity, financial condition and results of operation of our operators and their ability to make rental payments to us, which, in turn, could have a Material Adverse Effect on us.

Kindred and our other operators may be sued under a federal whistleblower statute.

Kindred and our other operators may be sued under a federal whistleblower statute designed to combat fraud and abuse in the healthcare industry. These lawsuits can involve significant monetary damages and award bounties to private plaintiffs who successfully bring these suits. If any such lawsuit were to be brought against Kindred or our other operators, such suit combined with increased operating costs and substantial uninsured liabilities could have a material adverse effect on the liquidity, financial condition and results of operation of Kindred and our other operators and their ability to make rental payments to us, which, in turn, could have a Material Adverse Effect on us.

If any of our properties are found to be contaminated, or if we become involved in any environmental disputes, we could incur substantial liabilities and costs.

Under federal and state environmental laws and regulations, a current or former owner of real property may be liable for costs related to the investigation, removal and remediation of hazardous or toxic substances or petroleum that are released from or are present at or under, or that are disposed of in connection with such property. Owners of real property may also face other environmental liabilities, including government fines and penalties imposed by regulatory authorities and damages for injuries to persons, property or natural resources. Environmental laws and regulations often impose liability without regard to whether the owner was aware of, or was responsible for, the presence, release or disposal of hazardous or toxic substances or petroleum. In certain circumstances, environmental liability may result from the activities of a current or former operator of the property. Although we are generally indemnified by the current operators of our properties for contamination caused by such operators, such indemnities may not adequately cover all environmental costs.

We have assumed substantially all of Provident’s liabilities, including contingent liabilities. If these liabilities are greater than expected, or if there are unknown Provident obligations, our business could be materially and adversely affected.

As a result of the Provident Acquisition, we have assumed substantially all of Provident’s liabilities, including contingent liabilities which Provident assumed when it acquired the ownership interests in the properties which are currently leased to Brookdale and Alterra. We may learn additional information about Provident’s business and liabilities that adversely affects us, such as:

•	liabilities for clean-up or remediation of undisclosed environmental conditions;

•	unasserted claims of vendors or other persons dealing with Provident or the former property owners;

•	liabilities, whether or not incurred in the ordinary course of business, relating to periods prior to the Provident Acquisition, including periods prior to the acquisition of the Alterra and Brookdale properties by Provident;

•	claims for indemnification by general partners, directors, officers and other indemnified by Provident or the former property owners; and

•	liabilities for taxes relating to periods prior to the Provident Acquisition, including taxes associated with the acquisition or prior ownership of the Alterra or Brookdale properties.

As a result, we cannot assure you that the Provident Acquisition will be successful or will not, in fact, harm our business. Among other things, if Provident’s liabilities are greater than expected, or if there are obligations of Provident of which we were not aware at the time of completion of the acquisition, or if the

Provident Acquisition fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), it could have a Material Adverse Effect on us.

Risks Arising from Our Capital Structure

We may become more leveraged.

As of March 31, 2005, we had approximately $877.6 million of indebtedness. After giving effect on a pro forma basis to (1) the sale of the common stock offered by this prospectus supplement and the accompanying prospectus and the application of the net proceeds therefrom, (2) the sale on June 14, 2005 of $50 million aggregate principal amount of 6 5/8% Senior Notes due 2014 by the Issuers and the application of the net proceeds therefrom, and (3) the Provident Acquisition (including borrowings under our revolving credit facility and the sale on June 7, 2005 of $175 million aggregate principal amount of 6 3/4% Senior Notes due 2010 and $175 million aggregate principal amount of 7 1/8% Senior Notes due 2015 issued by the Issuers to fund a portion of the acquisition and the assumption of property-level mortgage debt on the Provident properties), as if each had occurred on March 31, 2005, we would have had $1,676.6 million of outstanding indebtedness on our consolidated balance sheet. Our revolving credit facility and the indentures governing our outstanding senior notes permit us to incur substantial additional debt, and we may borrow additional funds, which may include secured borrowings. A high level of indebtedness may have the following consequences:

•	a substantial portion of our cash flow from operations must be dedicated to the payment of debt service, thus reducing the funds available for our business strategy and for distributions to stockholders;

•	potential limits on our ability to adjust rapidly to changing market conditions and vulnerability in the event of a downturn in general economic conditions or in the real estate and/or healthcare sectors;

•	a potential impairment of our ability to obtain additional financing for our business strategy; and

•	a potential downgrade in the rating of our debt securities by one or more rating agencies, which could have the effect of, among other things, increasing the cost of our borrowing.

After this offering, we may be unable to raise additional capital necessary to continue to implement our business plan and to meet our debt payments.

In order to continue to implement our business plan and to meet our debt payments, we may need to raise additional capital after this offering is consummated. Our ability to incur additional indebtedness is restricted by the terms of our revolving credit facility and the indentures governing our outstanding senior notes. In addition, adverse economic conditions could cause the terms on which we can obtain additional borrowings to become unfavorable. In such circumstances, we may be required to raise additional equity in the capital markets or liquidate one or more investments in properties at times that may not permit realization of the maximum return on the investments and that could result in adverse tax consequences to us. In addition, certain healthcare regulations may constrain our ability to sell assets. We cannot assure you that we will be able to meet our debt service obligations and the failure to do so could have a Material Adverse Effect on us.

We have now, and may have in the future, exposure to floating interest rates, which can have the effect of reducing our profitability.

We receive revenue primarily by leasing our assets under leases that are long-term triple-net leases in which the rental rate is generally fixed with annual rent escalations, subject to certain limitations. Certain of our debt obligations are floating-rate obligations with interest rate and related payments that vary with the movement of LIBOR or other indexes. The generally fixed rate nature of our revenue and the variable rate nature of certain of our interest obligations create interest rate risk and can have the effect of reducing our profitability or making our lease and other revenue insufficient to meet our obligations. We are not limited in the amount of floating-rate debt that we may incur.

We hedge our floating-rate debt with an interest rate swap and may record charges and incur costs associated with the termination or change in value of our interest rate swap.

We have an interest rate swap agreement to hedge all or a portion of our existing floating-rate debt through June 30, 2008. We periodically assess our interest rate swap in relation to our outstanding balances of floating-rate debt, and based on such assessments may terminate portions of our swap or enter into additional swaps. Termination of swaps with accrued losses, or changes in the value of swaps as a result of falling interest rates, would require the payment of costs and/or result in charges our earnings and net worth.

Risks Arising from Our Status as a REIT

Loss of our status as a REIT would have significant adverse consequences to us and the value of our common stock.

If we lose our status as a REIT, we will face serious tax consequences that will substantially reduce the funds available for distribution to our stockholders for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a REIT for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a REIT, all distributions to stockholders would continue to be treated as dividends to the extent of our current and accumulated earnings and profits, although corporate stockholders may be eligible for the dividends received deduction and individual stockholders may be eligible for taxation at the rates generally applicable to long-term capital gains (currently at a maximum rate of 15%) with respect to distributions. We would no longer be required to pay dividends to maintain REIT status.

As a result of all these factors, our failure to qualify as a REIT also could impair our ability to implement our business strategy and would adversely affect the value of our common stock.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to remain qualified as a REIT. In addition, new legislation, regulations, administrative interpretations or court decisions may adversely affect our investors, or our ability to remain qualified as a REIT for tax purposes. Although we believe that we qualify as a REIT, we cannot assure you that we will continue to qualify or remain qualified as a REIT for tax purposes.

The 90% distribution requirement will decrease our liquidity and may limit our ability to engage in otherwise beneficial transactions.

To comply with the 90% distribution requirement applicable to REITs and to avoid the nondeductible excise tax, we must make distributions to our stockholders. The indentures governing our outstanding senior notes permit us to make annual distributions to our stockholders in an amount equal to the minimum amount necessary to maintain our REIT status so long as the ratio of our Debt to Adjusted Total Assets (as variously defined in each such indenture) does not exceed 60% and to make additional distributions if we pass certain other financial tests. However, distributions may limit our ability to rely upon rental payments from our properties or subsequently acquired properties to finance investments, acquisitions or new developments.

Although we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the REIT distribution requirement, it is possible that from time to time we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or we may decide to retain cash or distribute such greater amount as may be necessary to avoid income and excise taxation. This may be due to the timing differences between the actual receipt of income and actual payment of deductible expenses, on the one hand, and the inclusion of that income and deduction of those expenses in arriving at our taxable income, on the other hand. In addition, nondeductible expenses such as principal amortization or repayments or capital expenditures in excess of non cash deductions may also cause us to fail to have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement.

These distributions may impair our ability to rely upon rental payments from our properties or subsequently acquired properties to finance investments, acquisitions or new developments.

In the event that timing differences occur or we deem it appropriate to retain cash, we may borrow funds, issue additional equity securities (although we cannot assure you that we will be able to do so), pay taxable stock dividends, if possible, distribute other property or securities or engage in a transaction intended to enable us to meet the REIT distribution requirements. This may require us to raise additional capital to meet our obligations; however, see “—After this offering, we may be unable to raise additional capital necessary to continue to implement our business plan and to meet our debt payments.” The terms of our revolving credit facility and the indentures governing our outstanding senior notes restrict our ability to engage in some of these transactions.

We may still be subject to corporate level taxes.

Following our REIT election, we are considered to be a former C corporation for income tax purposes. Therefore, we remain potentially subject to corporate level taxes for any asset dispositions occurring between January 1, 1999 and December 31, 2008. Also, as a consequence of the Provident Acquisition, we will be subject to corporate level taxes if we dispose of any of the Brookdale properties before November 2014.

Risks Relating to the Securities Sold in this Offering

If our stock price is volatile, purchasers of our common stock could incur substantial losses.

Although our common stock is listed on the New York Stock Exchange, such listing does not provide any assurance that an active public market for the common stock will be sustained. No predictions can be made as to the effect, if any, that future market sales of common stock or the availability of common stock for sale will have on the prevailing market price of the common stock. In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of our common stock.

If there are sales of substantial amounts of our common stock in the future, the price of our common stock could decline.

As of June 20, 2005, we had 99,539,382 shares of our common stock outstanding. All of these shares of common stock are available for immediate sale unless held by our affiliates. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the common stock.

USE OF PROCEEDS

We will receive approximately $96.7 million in net proceeds from this offering, after deducting the underwriting discount and expenses of this offering.

We intend to use the net proceeds from this offering to repay indebtedness under our revolving credit facility and for general corporate purposes, including to fund future acquisitions, if any.

As of March 31, 2005, we had $62.3 million of outstanding indebtedness (excluding outstanding letters of credit of $0.5 million) under our revolving credit facility, and the weighted average interest rate for the outstanding balance was 4.11%, excluding the effects of the associated interest rate swap agreement. Our revolving credit facility matures on September 8, 2007, but may be extended for one year at Ventas Realty’s option if certain conditions are met. Indebtedness incurred under our revolving credit facility has been used primarily to fund acquisitions of or investments in healthcare-related properties, including a portion of the Provident Acquisition, and for general working capital purposes. In the future, we expect to reborrow under our revolving credit facility for working capital and other general corporate purposes, including acquisitions and investments. As of June 29, 2005, we had $158.4 million of outstanding indebtedness under our revolving credit facility (excluding outstanding letters of credit of $0.7 million).

Consistent with our business strategy, it is our current intention that any future acquisition will involve healthcare-related and/or senior housing facilities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2005:

•	on an actual basis;

•	on a pro forma basis giving effect to (1) the Provident Acquisition (including borrowings under our revolving credit facility and the sale on June 7, 2005 of $175 million aggregate principal amount of 6 3/4% Senior Notes due 2010 and $175 million aggregate principal amount of 7 1/8% Senior Notes due 2015 issued by the Issuers to fund a portion of the acquisition and the assumption of property-level mortgage debt on the Provident properties) and (2) the sale on June 14, 2005 of $50 million aggregate principal amount of 6 5/8% Senior Notes due 2014 by the Issuers, as if each of these transactions had occurred on March 31, 2005; and

•	on a pro forma basis giving effect to the above referenced transactions, as adjusted to give effect to the sale of the common stock offered by this prospectus supplement and the application of the net proceeds therefrom.

You should read this table in conjunction with the information set forth under “Use of Proceeds” and the financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2005
	Actual	Pro Forma	Pro Forma As Adjusted
	(In thousands, except per share data)
Cash and cash equivalents	$1,779	$1,779	$53,941 (1)
Debt:
Revolving credit facility(2)	$62,300	$44,558	$—
CMBS Loan	211,867	211,867	211,867
Senior notes	491,038	891,038	891,038
Other long-term debt(3)	112,437	573,655 (4)	573,655 (4)

Total debt	877,642	1,721,118	1,676,560
Stockholders’ equity:
Common stock and paid in capital, $.25 par value per share: 180,000 shares authorized; 85,223 shares issued actual; 99,952 shares issued pro forma; and 103,199 shares issued pro forma as adjusted	231,522	624,372	721,092
Accumulated other comprehensive income	(3,327)	(3,327)	(3,327)
Retained earnings (deficit)	(48,255)	(48,255)	(48,255)
Other	(1,616)	(1,616)	(1,616)
Treasury stock	(11,594)	(11,594)	(11,594)

Total stockholders’ equity	166,730	559,580	656,300

Total capitalization	$1,044,372	$2,280,698	$2,332,860

(1)	Solely for purposes of this capitalization table, we have assumed that we would use as much of the net proceeds as are required to repay all outstanding indebtedness under our revolving credit facility and the remaining net proceeds would be held as cash or cash equivalents.
(2)	As of June 29, 2005, we had $158.4 million of outstanding indebtedness under our revolving credit facility (excluding outstanding letters of credit of $0.7 million).
(3)	Represents mortgage loan obligations of our subsidiaries that are non-recourse to us.
(4)	Also includes $461 million of mortgage loan obligations of subsidiaries of Ventas Provident (as successor to Provident) that we assumed in the Provident Acquisition and that are non-recourse to us.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange under the symbol “VTR.” The following table shows, for the calendar quarters indicated: (1) the high and low sale prices per share of our common stock as reported on the New York Stock Exchange Composite Transaction Tape (based on published financial sources) and (2) the cash dividends declared per share of our common stock.

	High	Low	Dividends
2003
First quarter	$12.24	$11.08	$0.2675
Second quarter	$15.33	$11.67	$0.2675
Third quarter	$18.33	$14.83	$0.2675
Fourth quarter	$22.98	$17.05	$0.2675
2004
First quarter	$27.55	$21.88	$0.3250
Second quarter	$27.98	$20.56	$0.3250
Third quarter	$27.84	$23.06	$0.3250
Fourth quarter	$29.48	$24.40	$0.3250
2005
First quarter	$27.68	$24.43	$0.3600
Second quarter (through June 29, 2005)	$31.62	$25.10	$0.3600

On June 29, 2005, the last reported sale price for our common stock was $30.80 per share.

For a description of our common stock, see “Description of Our Common Stock” and “Description of Our Outstanding Capital Stock” in the accompanying prospectus and our restated certificate of incorporation, as amended, a copy of which is incorporated by reference in the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

DIVIDEND POLICY

We expect to distribute 100% or more of our taxable net income to our stockholders for 2005. We expect that dividends will be paid quarterly in cash, although we reserve the right to pay dividends by distributing other property or securities or a combination of the foregoing.

A number of factors are considered by our board of directors when making the final determination regarding the frequency and amount of our dividends. These decisions regarding dividends are normally made quarterly. Therefore, we cannot assure you that we will maintain the policy stated above. Please see “Risk Factors” and “Cautionary Note Concerning Forward-Looking Statements” for a description of other factors that may affect our dividend policy.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF OWNING OUR COMMON STOCK

This section summarizes certain U.S. federal income tax considerations that you may consider relevant as a holder of our common stock. The discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed below under “—Taxation of Tax-Exempt Stockholders”), financial institutions, investors in pass-through entities or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed below under “—Taxation of Non-U.S. Stockholders”). Moreover, this discussion only addresses those holders who acquire our common stock in this offering.

The federal income tax laws governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable provisions of the Code, rules and Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, as in effect on the date hereof. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISER REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF RISKS ASSOCIATED WITH QUALIFYING AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISER REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF OWNING AND SELLING STOCK, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Ventas

We elected REIT status beginning with the year ended December 31, 1999. Beginning with the 1999 tax year, we believe that we have satisfied the requirements to qualify as a REIT. We intend to continue to qualify as a REIT for U.S. federal income tax purposes. If we continue to qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on net income that we currently distribute to our stockholders. This treatment substantially eliminates the “double taxation” (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a corporation.

This section discusses the laws governing the federal income tax treatment of a REIT. If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning shares in a corporation. However, we will be subject to federal income tax in the following circumstances:

•	We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We will pay income tax at the highest corporate rate on net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Requirements for Qualification as a REIT—Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the greater of (a) the amount by which we fail the 75% gross income test and (b) the excess of 90% of our gross income over the amount of the income attributable to sources that qualify under the 95% gross income test, multiplied by a fraction intended to reflect our profitability. Pursuant to the the REIT-related provisions contained in the American Jobs Creation Act of 2004 (the “2004 Jobs Act”), which was enacted on October 22, 2004), the reference in clause (b) above to 90% of our gross income would be changed to 95% of our gross income, effective for our taxable years beginning with 2005.

•	If we fail to satisfy the REIT asset tests, as described below under “—Requirements for Qualification as a REIT—Asset Tests,” and such failure is due to reasonable cause and not willful neglect, then, in certain situations, we will be subject to a tax equal to the greater of (i) $50,000 and (ii) the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure. Pursuant to the 2004 Jobs Act, this provision is effective beginning with our 2005 taxable year.

•	If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests as described below under “—Requirements for Qualification as a REIT,” and such failure is due to reasonable cause and not willful neglect, then we may avoid disqualification as a REIT if we pay a penalty of $50,000 for each such failure. Pursuant to the 2004 Jobs Act, this provision is effective beginning with our 2005 taxable year.

•	If we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year, and (iii) any undistributed taxable income from earlier periods, we will pay a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•	We may also be subject to “Built-in Gains Tax” on any appreciated asset that we own or acquire that was previously owned by a C corporation (i.e., a corporation generally subject to full corporate level tax). We own appreciated assets that we held on January 1, 1999, the effective date of our REIT election. These assets are subject to the Built-in Gains Tax rules because we were a taxable C corporation prior to January 1, 1999. If we dispose of any of these assets and recognize gain on the disposition of such asset during the ten-year period following January 1, 1999, then we generally will be subject to regular corporate income tax on the gain equal to the lower of (a) the recognized gain at the time of the disposition or (b) the built-in gain in that asset as of January 1, 1999. The total amount of gain on which we can be taxed under the Built-in Gains Tax rules is limited to our net built-in gain at the time we became a REIT, i.e., the excess of the aggregate fair market value of our assets at the time we became a REIT over the adjusted tax bases of those assets at that time. In connection with the sale of any assets, all or a portion of such gain could be treated as ordinary income instead of capital gain and be subject to taxation and/or the minimum REIT distribution requirements.

Also, in connection with the Provident Acquisition, we received from Provident assets it acquired from Brookdale. Provident inherited a carryover basis and a “built-in gain” in these assets and, thus, we will be subject to tax at the highest corporate rate on the sale or disposition, directly or indirectly, of any such asset, if such asset is sold within ten years of its acquisition by us. The amount of gain on which we will pay tax is generally the lesser of (i) the amount of gain with respect to such asset that we recognize at the time of the sale or disposition and (ii) the amount of gain that Provident would have recognized if it had sold such asset at the time it was acquired from Brookdale (i.e., the built-in gain in the asset at the time of the acquisition from Brookdale).

We will also be subject to such corporate tax on any other asset that we acquire in the future from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, if we recognize gain on the sale or disposition of the asset during the ten-year period after we acquire the asset.

Furthermore, any taxable gain on the sale of a carryover basis asset, and any depreciation deductions with respect to such asset that are allocable to us, will be based on such asset’s carryover basis.

Requirements for Qualification as a REIT

A REIT is a corporation, trust or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors;

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws;

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

5.	At least 100 persons are beneficial owners of its shares or ownership certificates (determined without reference to any rules of attribution), other than during the first taxable year with respect to which a REIT election is made;

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year, other than during the first taxable year with respect to which a REIT election is made;

7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service (the “IRS”) that must be met to elect and maintain REIT status; and

8.	It meets certain other qualification tests regarding the nature of its income and assets and minimum distribution requirements with respect to its REIT taxable income.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

We believe we have issued sufficient common shares with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, we have placed certain restrictions on the transfer of shares that are intended to prevent further concentration of share ownership. However, such restrictions may not prevent us from failing to meet these requirements, and thereby failing to qualify as a REIT.

In addition, to qualify as a REIT, a corporation may not have (as of the end of the taxable year) any earnings and profits that were accumulated in periods before it elected REIT status. We believe that at December 31, 1999, we did not have any accumulated earnings and profits that are attributable to periods during which we were not a REIT, although the IRS would be entitled to challenge that determination.

A corporation that is a “qualified REIT subsidiary” (a “QRS”) is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a QRS are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A QRS is a corporation all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any QRS that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

An unincorporated domestic entity, such as a limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is generally treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of ETOP and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will generally be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries” (a “TRS”) subject to limitations discussed below in “Asset Tests.” A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. A TRS may not operate or manage a healthcare facility. For purposes of this rule, a healthcare facility means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility.

On March 26, 2002, we formed a TRS, Ventas Capital, a Delaware corporation. On November 8, 2002, we formed another TRS, Ventas TRS, LLC, a Delaware limited liability company. Both companies are owned 100% by Ventas Realty. As of March 31, 2005, neither Ventas Capital nor Ventas TRS, LLC owned any assets. Due to the acquisition of ElderTrust, on February 5, 2004, we also own substantially all of ET Capital Corporation. ET Capital Corporation is a TRS 100% owned by ETOP. As of March 31, 2005, ET Capital Corporation’s only assets were intercompany loans.

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other qualified REITs;

•	gain from the sale of real estate assets; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. Pursuant to the 2004 Jobs Act, income from certain hedging instruments is excluded from both the numerator and denominator for purposes of the 95% income test. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property

Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•	conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but in reality is used as a means of basing the rent on income or profits.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee (a “related party tenant”) other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any lessee directly. In addition, our restated certificate of incorporation, as amended, prohibits transfers of our shares that would cause us to own, actually or constructively, 10% or more of the ownership interests in a lessee. We should, therefore, never own, actually or constructively, 10% or more of any lessee other than a TRS. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a TRS at some future date.

As described above, we currently own up to 100% of the stock of two TRSs and may in the future own more. Under an exception to the related party tenant rule described in the preceding paragraph, rent that we receive from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. If in the future we receive rent from a TRS, we will seek to comply with this exception.

Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe that the personal property ratio generally is less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and possibly lose our REIT status or be subject to additional tax.

Fourth, we cannot furnish or render non-customary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more TRSs, which may provide non-customary services to our tenants without tainting our rents from the related properties. We do not intend to perform any non-customary services for our lessees, other than services provided through independent contractors or TRSs.

If a portion of the rent we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is non-qualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we could lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of property would qualify as “rents from real property:” (1) the rent is considered based on the income or profits of the lessee; (2) the lessee is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs; or (3) we furnish more than a de minimis amount of non-customary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a lessee’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.” To the extent they do not, they should be treated as interest that qualifies for the 95% gross income test.

We do not believe that we have, nor do we anticipate that we will in the future, (i) charged/charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts or sales consistent with the rule described above), (ii) derived/derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents, (iii) derived/derive rent attributable to a related party tenant, or (iv) provided/provide any non-customary services to tenants other than through qualifying independent contractors, except as permitted by the 1% de minimis exception or to the extent that the amount of resulting non-qualifying income would not cause us to fail to satisfy the 95% and 75% gross income tests. We believe that we have been and will continue to be in compliance with the gross income tests. However, we cannot assure you that we are or will continue to be in compliance with the gross income tests.

Interest

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, interest income from a loan based on the residual cash proceeds from the sale of property securing a loan which constitutes a “shared appreciation provision” and which is attributable to such a participation feature will be treated as gain from the sale of the secured property.

Prohibited Transactions

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” We may, however, form or acquire a TRS to hold and dispose of those properties we conclude may not fall within the safe-harbor provisions. This is most likely to occur if we acquire a portfolio of properties, some of which are redundant or inappropriate for our investment strategy, in circumstances where we are not free to choose only the properties we desire from the portfolio.

Foreclosure Property

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property (such agreement or proceeding being referred to herein as a “Repossession

Action”). Property acquired by a Repossession Action generally will not be considered “foreclosure property” if (a) the REIT acquired the property as a result of indebtedness arising from the sale or other disposition of property held for sale to customers in the ordinary course of business or (b) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Foreclosure property also includes any “qualified health care property,” as defined in Code Section 856(e)(6), acquired by us as the result of the termination or expiration of a lease of such property (other than a termination by reason of a default or the imminence of a default on a lease). In general, we may operate a qualified healthcare facility acquired in this manner through, and in certain circumstances may derive income from, an independent contractor for two years (or longer if an extension is granted). For purposes of this rule, a “qualified healthcare property” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility or any real property or personal property necessary or incidental to the use of any such facility.

Hedging Transactions

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. At the present time, any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incur to acquire or carry “real estate assets” should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. However, for our taxable years beginning with 2005, the 2004 Jobs Act provides that such income or gain will not be qualifying income for purposes of the 95% gross income test. However, provided we enter into a financial contract in order to hedge indebtedness incurred or to be incurred to purchase or carry a “real estate asset” and identify such a financial contract as a hedge on the date we enter into it, any periodic income or gain from the disposition of the financial contract will not be treated as gross income for purposes of applying the 95% test (that is, it will be excluded for purposes of such test from both the numerator and denominator). The 2004 Jobs Act does not alter the treatment of such periodic income or gain as non-qualifying gross income for purposes of the 75% gross income test. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not always entirely clear which such instruments will generate income which will be considered qualifying income for purposes of either of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet these tests is due to reasonable cause and not to willful neglect;

•	we attach a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule is not due to fraud with intent to evade tax.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above under “—Taxation of Ventas,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (a) the amount by which we fail the 75% gross income test and (b) the excess of 90% (which percentage will be increased to 95% beginning with our 2005 taxable year) of our gross income over the amount of the income attributable to sources that qualify under the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other qualified REITs; and

•	investments in stock or debt instruments attributable to new capital during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities other than a TRS may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that certain “straight debt” securities and, pursuant to the 2004 Jobs Act, certain other securities (e.g., certain securities issued by a state government) are not treated as “securities” for purposes of the 10% value test.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Furthermore, pursuant to the 2004 Jobs Act, we will not lose our REIT status as the result of a failure to satisfy the 5% test, the 10% vote test or the 10% value test if (i) the value of the assets causing the violation did not exceed the lesser of (A) 1% of the value of our assets at the end of the quarter in which the violation occurred, or (B) $10,000,000, and (ii) we were to cure the violation by disposing of assets within six months of the end of the quarter in which we identified the failure. For a failure of the 5% test, the 10% vote test or the 10% value test that is larger than this amount, and for a failure of the 75% test or the 20% test, we would not lose our status as a REIT if the failure were for reasonable cause and not due to willful neglect and we were to (i) file a schedule with the IRS describing the assets causing the violation, (ii) cure the violation by disposing of assets within six months of the end of the quarter in which we identified the failure and (iii) pay a tax equal to the greater of (A) $50,000, or (B) the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure. It is not possible to state whether in all cases we would be entitled to these relief provisions. The relief provisions added by the 2004 Jobs Act described in this paragraph are effective beginning with our 2005 taxable year.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount not less than:

•	the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends-paid deduction or our net capital gain or loss; and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, we do not distribute to stockholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain income for the year; and

•	any undistributed taxable income from prior periods.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “—U.S. Federal Taxation of Taxable U.S. Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. Accordingly, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred shares.

We believe that we have satisfied the annual distribution requirements for the year of our REIT election and each year thereafter. However, we cannot assure you that we have satisfied the distribution requirements for the year of our REIT election and subsequent years. Although we intend to continue meeting the annual distribution requirements to qualify as a REIT for federal income tax purposes for the year ended December 31, 2004 and subsequent years, it is possible that economic, market, legal, tax or other considerations may limit our ability to meet such requirements. As a result, if we were not able to meet the annual distribution requirement or correct, as described below, such failure, we would fail to qualify as a REIT.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding common stock.

Failure to Qualify

If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to stockholders. We would not be required to make any distributions to stockholders, and any distributions to stockholders would be taxable as ordinary income to the extent of our current and accumulated earnings and profits (unless the lower 15% dividend rate applied, as described below in “—U.S. Federal Taxation of Taxable U.S. Stockholders—Jobs and Growth Tax Relief Reconciliation Act of 2003”). Corporate stockholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

Pursuant to the 2004 Jobs Act, we should not lose our REIT status as the result of a failure to satisfy a REIT requirement, other than the gross income or asset tests, for which separate relief provisions have been described above, if the failure was due to reasonable cause and not willful neglect and we were to pay a tax of $50,000 for each failure. It is not possible to state whether in all cases we would be entitled to this statutory relief. This provision is effective beginning with our 2005 taxable year.

U.S. Federal Taxation of Taxable U.S. Stockholders

As long as we qualify as a REIT, a taxable “U.S. Stockholder” will be required to take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. Stockholder generally will not qualify for the dividends-received deduction applicable to corporations. The term “U.S. Stockholder” means a holder that acquired our common stock in this offering and that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Distributions to a U.S. Stockholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the U.S. Stockholder has held our common stock. We generally will designate our capital gain dividends as either 15%, 20% or 25% rate distributions. A corporate U.S. Stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. Stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. Stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. Stockholder would increase the basis in its shares of our common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. Stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. Stockholder’s shares of our common stock. Instead, the distribution will reduce the adjusted basis of our common stock, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares of our common stock have been held for more than one year, provided the shares are a capital asset in the hands of the U.S. Stockholder. In addition, any distribution we declare in October, November, or December of any year that is payable to a U.S. Stockholder of record on a specified date in any of those months will be treated as paid by us and received by the U.S. Stockholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income; stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

The characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains generally may be deducted against a non-corporate taxpayer’s ordinary income only up to a maximum annual amount of $3,000. Non-corporate taxpayers may carry forward their unused capital losses. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of U.S. Stockholders on the Disposition of Shares of Common Stock

In general, a U.S. Stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. Stockholder has held the shares for more than one year, and otherwise as short-term capital gain or loss. However, a U.S. Stockholder must treat any loss upon a sale or exchange of shares of our common stock held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the U.S. Stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. Stockholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. Stockholder purchases other shares of our common stock within 30 days before or after the disposition.

Jobs and Growth Tax Relief Reconciliation Act of 2003

The Jobs and Growth Tax Relief Reconciliation Act of 2003 was enacted on May 28, 2003. This statute reduced the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 5, 2003 through December 31, 2008) and for qualified corporate dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on corporate dividends will move to 35% in 2009 and 39.6% in 2011. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends will generally not be eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

•	our stockholders’ long-term capital gains, if any, recognized on the disposition of shares of our common stock;

•	our distributions designated as long-term capital gain dividends (except to the extent attributable to “unrecaptured Section 1250 gain,” in which case such distributions would continue to be subject to a 25% tax rate), as well as to net capital gains retained by us but deemed distributed to our stockholders;

•	our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and

•	our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs.

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any, as well as the amount of any net capital gains retained by us and the amount of tax paid by us thereon. A stockholder may be subject to backup withholding (currently at a rate of 28%) with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not timely provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Stockholder’s U.S. federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required information is timely furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the withholding rules as applied to non-U.S. Stockholders, see “—Taxation of Non-U.S. Stockholders.” U.S. Stockholders should consult their own tax advisers regarding their qualifications for an exemption from backup withholding and the procedure for obtaining such an exemption.

Taxation of Tax-Exempt Stockholders

This section addresses only those tax-exempt entities that acquire our common stock in this offering. Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts (collectively, “pension trusts”), generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income” (“UBTI”). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, and subject to the exceptions discussed below, amounts distributed by us to pension trusts generally should not constitute UBTI. However, if a pension trust finances its acquisition of our common stock with debt, a portion of its income from us will constitute UBTI pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, however, a “qualified trust” that owns more than 10% (by value) of the shares of our common stock of beneficial interest must treat a portion of the dividends it receives from us as UBTI. In general, a “qualified trust” is a pension trust described in Code Section 401(a) and exempt from taxation under Code Section 501(a). This rule applies to a qualified trust holding more than 10% of our shares only if:

•	the percentage of our dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%; and

•	we are a “pension-held REIT.”

We will not be a “pension-held REIT” unless we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of shares of beneficial interest of our common stock be owned by five or fewer individuals, which modification allows the beneficiaries of the pension trust to be treated as holding shares in proportion to their actual interests in the pension trust, and either of the following applies:

•	one pension trust owns more than 25% of the value of our shares of beneficial interest; or

•	a group of pension trusts each holding more than 10% of the value of our shares of beneficial interest collectively owns more than 50% of the value of our shares of beneficial interest.

Our restated certificate of incorporation, as amended, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9% (by value or vote, whichever is more restrictive) of outstanding shares of our common stock or more than 9.9% (by value or vote, whichever is more restrictive) of outstanding shares of our preferred stock, if any. Accordingly, we do not expect to be a “pension-held REIT” within the meaning of the Code. However, our restated certificate of incorporation, as amended, does not contain any restrictions specifically intended to prevent us from becoming a “pension-held REIT” and, in certain circumstances, our board of directors is permitted to waive the ownership limitations contained in our restated certificate of incorporation, as amended. Accordingly, there can be no guarantee that we will not, at some point in the future, become a “pension-held REIT.”

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (collectively, “Non-U.S. Stockholders”) are complex. This section is only a summary of such rules and does not apply to foreign governments and certain international organizations. Moreover, this section only addresses those Non-U.S. Stockholders who acquire our common stock in this offering. We urge Non-U.S. Stockholders to consult their own tax advisers to determine the impact of federal, state, and local income tax laws on ownership of common shares, including any reporting requirements.

A Non-U.S. Stockholder that receives a distribution which (a) is not attributable to gain from our sale or exchange of U.S. real property interests (as defined below) and (b) we do not designate as a capital gain dividend (or retained capital gain), will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a Non-U.S. Stockholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, in the same manner as U.S. Stockholders are taxed on distributions. A corporate Non-U.S. Stockholder may, in addition, be subject to the 30% branch profits tax. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a Non-U.S. Stockholder unless:

•	a lower treaty rate applies and the Non-U.S. Stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A Non-U.S. Stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the stockholder’s shares of our common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A Non-U.S. Stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the Non-U.S. Stockholder otherwise would be subject to tax on gain from the sale or disposition of shares of our common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a Non-U.S. Stockholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a Non-U.S. Stockholder will incur tax on distributions attributable to gain from our sale or exchange of “U.S. real property interests” under the “FIRPTA” provisions of the Code. The term “U.S. real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under the FIRPTA rules, a Non-U.S. Stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with the conduct of a U.S. business of the Non-U.S. Stockholder. A Non-U.S. Stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. Stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A corporate Non-U.S. Stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A Non-U.S. Stockholder may receive a credit against its tax liability for the amount we withhold and a refund to the extent that amounts we withhold exceed such stockholder’s U.S. tax liability with respect to such capital gain dividends.

Notwithstanding the foregoing, the 2004 Jobs Act provides, for taxable years beginning after October 22, 2004, that capital gain dividends paid to a Non-U.S. Stockholder are not subject to FIRPTA if the capital gain dividends are paid with respect to a class of REIT stock that is regularly traded on an established securities market in the U.S., as long as the Non-U.S. Stockholder has not owned more than 5% of such class of stock at any time during the taxable year in which the dividend is received. Such capital gain dividends would instead be treated with respect to qualifying Non-U.S. Stockholders as ordinary dividends, subject to withholding, as described above, at a 30% rate or lower treaty rate if applicable. Furthermore, such qualifying Non-U.S. Stockholders that are corporations should no longer be subject to the branch profits tax. It is currently anticipated that our common stock will in the future be regularly traded on an established securities market within the meaning of this provision.

A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of common shares as long as we qualify as a domestically-controlled REIT. A REIT is “domestically-controlled” if, at all times during a specified testing period, less than 50% in value of the REIT’s shares are held, directly or indirectly, by non-U.S. persons. We cannot assure you that we will qualify at all times as a domestically-controlled REIT, and our restated certificate of incorporation, as amended, does not contain any restrictions specifically intended to ensure that we qualify at all times as a domestically-controlled REIT. In addition, a Non-U.S. Stockholder that owned, actually or constructively, 5% or less of the outstanding shares of our common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of shares of our common stock if the shares are “regularly traded” on an established securities market. It is currently anticipated that our common stock will, in the future, continue to be regularly traded on an established securities market within the meaning of this provision. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. Stockholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals and with the possible application of the 30% branch profits tax in the case of non-U.S. corporations.

A Non-U.S. Stockholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the conduct of the Non-U.S. Stockholder’s U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to the gain; or

•	the Non-U.S. Stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the Non-U.S. Stockholder will incur a 30% tax on capital gains.

Other Tax Consequences

State and Local Taxes

We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transact business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisers regarding the effect of state and local tax laws, in addition to the federal, foreign and other tax laws, upon an investment in our common stock.

Possible Legislative or Other Actions Affecting Tax Consequences

You should recognize that our present federal income tax treatment may be modified by future legislative, judicial and administrative actions or decisions at any time, which may be retroactive in effect, and which could adversely affect the tax consequences of an investment in shares of our common stock. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in statutory changes as well as promulgation of new, or revisions to existing, regulations and revised interpretations of established concepts. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting us or our stockholders or the value of an investment in our common stock.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement among us, Ventas Realty and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as underwriter, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, 3,247,000 shares of our common stock.

The underwriter has agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased.

We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by counsel and other conditions. The underwriter reserves the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

Commissions and Discounts

The underwriter has advised us that it proposes initially to offer the shares to the public at the public offering price appearing on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of $.15 per share. After this offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us.

	Per Share	Total
Public offering price	$30.20	$98,059,400
Underwriting discount	$.32	$1,039,040
Proceeds, before expenses	$29.88	$97,020,360

The expenses of the offering, exclusive of the underwriting discount, are estimated at approximately $300,000 and are payable by us.

No Sales of Similar Securities

We and each of our executive officers have agreed, with limited exceptions, not to sell or transfer any common stock for 60 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch. However, Debra A. Cafaro, our Chairman, President and Chief Executive Officer, and T. Richard Riney, our Executive Vice President, General Counsel and Corporate Secretary, will be permitted to continue to sell certain shares of common stock pursuant to non-discretionary, written trading plans that comply with Commission Rule 10b5-1. Specifically, we and each of our executive officers have agreed not to, directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	otherwise dispose of or transfer any common stock; or

•	enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise.

This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock; however, it does not prevent the exercise of any options or warrants to acquire shares of our common stock issued pursuant to employee stock option plans existing on the date we enter into the underwriting agreement, the issuance of common stock upon redemption of Class C or Class D units in ETOP outstanding on the date we enter into the underwriting agreement, the issuance of common stock pursuant to any of our non-employee director stock or deferred compensation plans, any employee or director stock purchase plan or any dividend reinvestment plan, or the pledging of stock to secure certain loans. The lockup would prevent the sale of shares received upon the exercise of such options. The lockup applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

In the event that we notify the underwriter in writing that we do not intend to proceed with this offering, if the underwriting agreement does not become effective, or if the underwriting agreement is terminated prior to payment for and delivery of our common stock, the lockup provisions will be released.

New York Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “VTR.”

Price Stabilization and Short Positions

Until the distribution of the shares is completed, Commission rules may limit the ability of the underwriter to bid for or purchase our common stock. However, the underwriter may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

If the underwriter creates a short position in the common stock in connection with the offering, i.e., if it sells more shares than are listed on the cover of this prospectus supplement, the underwriter may reduce that short position by purchasing shares in the open market. Purchases of the common stock to stabilize its price or to reduce a short position could cause the price of the common stock to be higher than it might be in the absence of those purchases.

Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in those transactions or that those transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us. It has received customary fees and commissions for these transactions. In addition, the underwriter provided certain advisory services to us in connection with the Provident Acquisition.

LEGAL MATTERS

T. Richard Riney, our Executive Vice President, General Counsel and Corporate Secretary, and Willkie Farr & Gallagher LLP, New York, New York, will pass upon certain legal matters for us in connection with the common stock offered by this prospectus supplement and the accompanying prospectus. Debevoise & Plimpton LLP, New York, New York, will pass upon certain legal matters for the underwriter. Mr. Riney owns shares of our common stock and options to purchase shares of our common stock.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2004, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004, as set forth in their reports thereon, which are incorporated by reference in this prospectus supplement, the accompanying prospectus and the registration statement of which this prospectus supplement and the accompanying prospectus are a part. Our consolidated financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements and schedule of Provident as of December 31, 2004 and for the period March 1, 2004 (inception) to December 31, 2004, incorporated by reference in this prospectus supplement, the accompanying prospectus and the registration statement of which this prospectus supplement and the accompanying prospectus are a part, have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in their report thereon, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

Ernst & Young LLP has audited the consolidated financial statements of Brookdale as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, as set forth in their report thereon, which is incorporated by reference in this prospectus supplement. Such financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We are subject to the informational reporting requirements of the Securities Act and, in accordance therewith, file reports, proxy statements, information statements and other information with the Commission. Reports, proxy statements, information statements and other information filed by us with the Commission pursuant to the requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 100 Fifth Street, N.E., Washington, D.C. 20549. Copies of such material also may be obtained from the Public Reference Section of the Commission located at 100 Fifth Street, N.E., Washington, D.C. 20549, at prescribed rates. The Commission maintains a website that contains reports, proxy statements, information statements and other information regarding us. The Commission’s website address is http://www.sec.gov. We are a publicly held corporation and our common stock is traded on the New York Stock Exchange under the symbol “VTR.” Reports, proxy statements, information statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Information about us is also available on our website at www.ventasreit.com. Information on our website is not incorporated by reference herein and our web address is included in this prospectus as an inactive textual reference only.

Statements contained or deemed to be incorporated by reference in this prospectus supplement as to the contents of any contract or other document are not necessarily completed, and in each instance we refer you to the copy of the contract or document filed as an exhibit to a document incorporated or deemed to be incorporated by reference in this prospectus supplement, each such statement being qualified in all respects by such reference.

We are incorporating by reference in this prospectus supplement the information we file with the Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the Commission will automatically update and supersede this information. We are incorporating by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until all of the shares of our common stock offered under this prospectus supplement and the accompanying prospectus are sold:

•	our Annual Report on Firm 10-K for the year ended December 31, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	our Current Reports on Form 8-K filed on January 6, 2005, January 24, 2005, March 1, 2005 (however, we do not incorporate by reference Item 2.02, Results of Operations and Financial Condition, thereof), April 14, 2005, May 25, 2005, May 27, 2005, June 13, 2005 and June 17, 2005;

•	our Registration Statement on Form S-4 (File No. 333-124379), as amended; however, we do not incorporate by reference the financial statements and supporting schedules and notes thereto of Alterra;

•	our Proxy Statement filed on April 4, 2005 for our 2004 Annual Meeting of Stockholders; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A (File No. 001-10989) filed with the Commission on January 23, 1992, as amended.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

General Counsel

Ventas, Inc.

10350 Ormsby Park Place

Suite 300

Louisville, Kentucky 40223

(502) 357-9000

We have not authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporate by reference into this document. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

PROSPECTUS

$599,100,000

Ventas, Inc.

Preferred Stock, Depositary Shares,

Common Stock and Warrants

Ventas Realty, Limited Partnership and

Ventas Capital Corporation

Debt Securities

Fully and Unconditionally Guaranteed by Ventas, Inc.

Additional Full and Unconditional Guarantees

of

Ventas Realty, Limited Partnership and

Ventas Capital Corporation Debt Securities

by

Ventas LP Realty, L.L.C., Ventas Healthcare Properties, Inc.,

Ventas TRS, LLC and

the New Guaranteeing Subsidiaries (as defined herein)

We may offer and sell, from time to time, in one or more offerings:

•	preferred stock

•	depositary shares

•	common stock

•	warrants

These securities may be offered and sold separately, together or as units with other securities described in this prospectus.

Ventas Realty, Limited Partnership and Ventas Capital Corporation may offer and sell, from time to time, in one or more offerings, debt securities which will be fully and unconditionally guaranteed by us and any additional guarantors, which may include Ventas LP Realty, L.L.C., Ventas Healthcare Properties, Inc. Ventas TRS, LLC and the New Guaranteeing Subsidiaries. These debt securities and any such guarantees may be senior or subordinated. These debt securities may be offered and sold separately, together or as units with other securities described in this prospectus.

The securities described in this prospectus may be issued in one or more series or issuances. The total offering price of securities offered by us, in the aggregate, will not exceed $599,100,000.

We will provide the specific terms of these securities and their offering prices in supplements to this prospectus. You should carefully read this prospectus and the applicable prospectus supplement before you decide to invest in any of these securities.

See “ Risk Factors” on page 8 for a discussion of matters that you should consider before investing in these securities.

Our common stock is listed on the New York Stock Exchange under the symbol “VTR.” The closing price of our common stock on the New York Stock Exchange was $26.78 per share on October 18, 2004. None of the other securities are currently publicly traded.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 21, 2004.

About This Prospectus

This prospectus is part of three registration statements. The first registration statement is one that we, Ventas Realty, Ventas LLC, and Ventas Capital filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings up to a total dollar amount of $599,100,000 or the equivalent denominated in foreign currencies or units of foreign currencies. The second registration statement is one that we have filed with the Commission also using a “shelf” registration process for the guarantees by Ventas Healthcare Properties and Ventas TRS of debt securities of Ventas Realty and Ventas Capital. The third registration statement is one that we have filed with the Commission also using a “shelf” registration process for the guarantees by the New Guaranteeing Subsidiaries of debt securities of Ventas Realty and Ventas Capital.

This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer of these securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus or any prospectus supplement, as well as the information we have previously filed with the Commission and incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.

References in this prospectus to “we,” “us,” “our” or “Ventas” mean Ventas, Inc. References in this prospectus to “Ventas Realty” mean Ventas Realty, Limited Partnership. References in this prospectus to “Ventas LLC” mean Ventas LP Realty, L.L.C. References in this prospectus to “Ventas Capital” mean Ventas Capital Corporation. References in this prospectus to “Ventas Healthcare Properties” mean Ventas Healthcare Properties, Inc. References in this prospectus to “Ventas TRS” mean Ventas TRS, LLC. References in this prospectus to “ETOP” mean ElderTrust Operating Limited Partnership. References in this prospectus to the “New Guaranteeing Subsidiaries” mean, collectively, ElderTrust, ETOP, ET Capital Corp., ET Sub-Berkshire Limited Partnership, ET Berkshire, L.L.C., Cabot ALF, L.L.C., Cleveland ALF, L.L.C., ET Sub-Heritage Woods, L.L.C., ET Sub-Highgate, L.P., ET GENPAR, L.L.C., ET Sub-Lacey I, L.L.C., ET Sub-Lehigh Limited Partnership, ET Lehigh, L.L.C., ET Sub-Lopatcong, L.L.C., ET Sub-Pennsburg Manor Limited Partnership, L.L.P., ET Pennsburg Finance, L.L.C., ET Sub-Phillipsburg I, L.L.C., ET Sub-Pleasant View, L.L.C., ET Sub-Rittenhouse Limited Partnership, L.L.P., ET Sub-Riverview Ridge Limited Partnership, L.L.P., ET Sub-Sanatoga Limited Partnership, ET Sanatoga, L.L.C., ET Sub-SMOB, L.L.C., Vernon ALF, L.L.C., ET Sub-Willowbrook Limited Partnership, L.L.P., ET Sub-Wayne I Limited Partnership, L.L.P., ET Wayne Finance, L.L.C. and ET Wayne Finance, Inc.

ii

CAUTIONARY STATEMENTS

Forward-Looking Statements

This prospectus and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our and our subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust, or REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and you should recognize that actual results may differ from our expectations. We do not undertake any duty to update such forward-looking statements.

Actual future results and trends for us may differ materially depending on a variety of factors discussed in this prospectus and elsewhere in our filings with the Commission. Factors that may affect our plans or results include, without limitation:

•	the ability and willingness of Kindred Healthcare, Inc. and certain of its affiliates, which we refer to collectively as Kindred, to continue to meet and/or perform their obligations under their contractual arrangements with us, including without limitation the lease agreements and various agreements entered into by us and Kindred at the time of our spin-off of Kindred on May 1, 1998, or the 1998 Spin Off, as such agreements may have been amended and restated in connection with Kindred’s emergence from bankruptcy on April 20, 2001;

•	the ability and willingness of Kindred to continue to meet and/or perform its obligation to indemnify and defend us for all litigation and other claims relating to the healthcare operations and other assets and liabilities transferred to Kindred in the 1998 Spin Off;

•	the ability of Kindred and our other operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with us, and their existing credit agreements;

•	our success in implementing our business strategy and our ability to identify and consummate diversifying acquisitions or investments;

•	the nature and extent of future competition;

•	the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates;

•	increases in our cost of borrowing;

•	the ability of our operators to deliver high quality care and to attract patients;

•	the results of litigation affecting us;

•	changes in general economic conditions and/or economic conditions in the markets in which we may, from time to time, compete;

•	our ability to pay down, refinance, restructure, and/or extend our indebtedness as it becomes due;

•	the movement of interest rates and the resulting impact on the value of and accounting for our interest rate swap agreement;

•	our ability and willingness to maintain our qualification as a REIT due to economic, market, legal, tax or other considerations;

•	the final determination of our taxable net income for the tax year ended December 31, 2004;

•	the ability and willingness of our tenants to renew their leases with us upon expiration of the leases and our ability to relet our properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants; and

•	the impact on the liquidity, financial condition and results of operations of Kindred and our other operators resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of Kindred and our other operators to accurately estimate the magnitude of such liabilities.

Many of these factors are beyond our control and the control of our management. For a discussion of these and other factors, see “Risk Factors,” our Annual Report on Form 10-K for the year ended December 31, 2003 and subsequent filings with the Commission and ETOP’s Quarterly Report on Form 10-Q for the period ended March 31, 2004 and subsequent filings with the Commission.

VENTAS, VENTAS REALTY AND ETOP

We are a healthcare real estate investment trust with a geographically diverse portfolio of healthcare-related facilities. As of June 30, 2004, this portfolio consisted of 42 hospitals, 201 skilled nursing facilities, 27 senior housing facilities and 11 other facilities in 39 states. Except for the leases on our two medical office buildings, we and our subsidiaries lease these facilities to healthcare operating companies under “triple-net” or “absolute-net” leases. As of June 30, 2004, Kindred leased 186 of our nursing facilities and all but one of our hospitals. We also have real estate loan investments relating to 25 healthcare and senior housing facilities.

Our business strategy is comprised of two primary objectives: diversifying our portfolio of properties and increasing our earnings. We intend to diversify our portfolio by operator, facility type and reimbursement source. We intend to invest in or acquire additional healthcare-related and/or senior housing properties, which could include hospitals, nursing centers, assisted or independent living facilities and ancillary healthcare facilities, that are operated by qualified providers in their industries.

We conduct substantially all of our business through Ventas Realty, a direct wholly owned operating partnership, Ventas Finance, an indirect wholly owned limited liability company and ETOP, an operating partnership in which we indirectly own 99.6% of the partnership units. As of June 30, 2004, Ventas Realty owned 40 of our hospitals, 156 of our skilled nursing facilities and 20 of our senior housing and other healthcare facilities, Ventas Finance owned 39 of our skilled nursing facilities, and ETOP owned five of our skilled nursing facilities and ten of our senior housing facilities.

Our, Ventas Realty’s and ETOP’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and our telephone number is (502) 357-9000.

VENTAS CAPITAL

Ventas Capital is a wholly owned subsidiary of Ventas Realty that was incorporated under the laws of the State of Delaware for the purpose of serving as co-issuer with Ventas Realty of debt securities in order to facilitate the offering of such securities. Ventas Realty believes that certain prospective purchasers of the debt securities may be restricted in their ability to purchase debt securities of partnerships, such as Ventas Realty, unless such debt securities are jointly issued by a corporation. Ventas Capital will not have any substantial operations or assets and will not have any revenues. As a result, prospective purchasers of the debt securities of Ventas Realty and Ventas Capital should not expect Ventas Capital to participate in servicing the interest and principal obligations on those debt securities.

Ventas Capital’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

VENTAS LLC

Ventas LLC is a limited liability company that is organized under the laws of the State of Delaware. Ventas is the sole member of Ventas LLC. Ventas LLC owns a 1% limited partnership interest in Ventas Realty and conducts no other business and owns no other assets.

Ventas LLC’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

VENTAS TRS

Ventas TRS is a limited liability company that is organized under the laws of the State of Delaware. Ventas Realty is the sole member of Ventas TRS.

Ventas TRS’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

VENTAS HEALTHCARE PROPERTIES

Ventas Healthcare Properties is a corporation that is organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of Ventas.

Ventas Healthcare Properties’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ELDERTRUST

ElderTrust is a real estate investment trust that is organized under the laws of the State of Maryland. It is a wholly owned direct subsidiary of Ventas.

ElderTrust’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ET CAPITAL CORP.

ET Capital Corp., or ET Capital, is a corporation that is organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Capital’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ET BERKSHIRE L.L.C.

ET Berkshire L.L.C., or ET Berkshire, is a limited liability company that is organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Berkshire’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ET SUB-BERKSHIRE LIMITED PARTNERSHIP

ET Sub-Berkshire Limited Partnership, or ET Sub-Berkshire, is a limited partnership that is organized under the laws of the State of Delaware. ET Berkshire is the general partner of and owns a 1% interest in ET Sub-Berkshire. ETOP owns a 99% limited partnership interest in ET Sub-Berkshire.

ET Sub-Berkshire’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

CABOT ALF, L.L.C.

Cabot ALF, L.L.C., or Cabot ALF, is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

Cabot ALF’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

CLEVELAND ALF, L.L.C.

Cleveland ALF, L.L.C., or Cleveland ALF, is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

Cleveland ALF’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ET SUB-HERITAGE WOODS, L.L.C.

ET Sub-Heritage Woods, L.L.C., or ET Sub-Heritage Woods, is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Sub-Heritage Woods’ principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ET GENPAR, L.L.C.

ET GENPAR, L.L.C., or ET GENPAR, is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET GENPAR’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ET SUB-HIGHGATE, L.P.

ET Sub-Highgate, L.P., or ET Sub-Highgate, is a limited partnership organized under the laws of the State of Pennsylvania. ET GENPAR is the general partner of and owns a 0.1% interest in ET Sub-Highgate. ETOP owns a 99.9% limited partnership interest in ET Sub-Highgate.

ET Sub-Highgate’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ET SUB-LACEY I, L.L.C.

ET Sub-Lacey I, L.L.C., or ET Sub-Lacey, is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Sub-Lacey’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ET LEHIGH, L.L.C.

ET Lehigh, L.L.C., or ET Lehigh, is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Lehigh’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ET SUB-LEHIGH LIMITED PARTNERSHIP

ET Sub-Lehigh Limited Partnership, or ET Sub-Lehigh, is a limited partnership organized under the laws of the State of Delaware. ET Lehigh is the general partner of and owns a 1% interest in ET Sub-Lehigh. ETOP owns a 99% limited partnership interest in ET Sub-Lehigh.

ET Sub-Lehigh’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ET SUB-LOPATCONG, L.L.C.

ET Sub-Lopatcong, L.L.C., or ET Sub-Lopatcong, is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Sub-Lopatcong’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ET PENNSBURG FINANCE, L.L.C.

ET Pennsburg Finance, L.L.C., or ET Pennsburg Finance, is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Pennsburg Finance’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ET SUB-PENNSBURG MANOR LIMITED PARTNERSHIP, L.L.P.

ET Sub-Pennsburg Manor Limited Partnership, L.L.P., or ET Sub-Pennsburg Manor, is a registered limited liability partnership organized under the laws of the Commonwealth of Virginia. ET Pennsburg Finance is the general partner of and owns a 0.1% interest in ET Sub-Pennsburg Manor. ETOP owns a 99.9% limited partnership interest in ET Sub-Pennsburg Manor.

ET Sub-Pennsburg Manor’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ET SUB-PHILLIPSBURG I, L.L.C.

ET Sub-Phillipsburg I, L.L.C., or ET Sub-Phillipsburg, is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Sub-Phillipsburg’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ET SUB-PLEASANT VIEW, L.L.C.

ET Sub-Pleasant View, L.L.C., or ET Sub-Pleasant View, is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Sub-Pleasant View’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ET SUB-RITTENHOUSE LIMITED PARTNERSHIP, L.L.P.

ET Sub-Rittenhouse Limited Partnership, L.L.P., or ET Sub-Rittenhouse, is a registered limited liability partnership organized under the laws of the Commonwealth of Virginia. ET GENPAR is the general partner of and owns a 0.1% interest in ET Sub-Rittenhouse. ETOP owns a 99.9% limited partnership interest in ET Sub-Rittenhouse.

ET Sub-Rittenhouse’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ET SUB-RIVERVIEW RIDGE LIMITED PARTNERSHIP, L.L.P.

ET Sub-Riverview Ridge Limited Partnership, L.L.P., or ET Sub-Riverview Ridge, is a registered limited liability partnership organized under the laws of the Commonwealth of Virginia. ET GENPAR is the general partner of and owns a 0.1% interest in ET Sub-Riverview Ridge. ETOP owns a 99.9% limited partnership interest in ET Sub-Riverview Ridge.

ET Sub-Riverview Ridge’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ET SANATOGA, L.L.C.

ET Sanatoga, L.L.C., or ET Sanatoga, is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Sanatoga’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ET SUB-SANATOGA LIMITED PARTNERSHIP

ET Sub-Sanatoga Limited Partnership, or ET Sub-Sanatoga, is a limited partnership organized under the laws of the State of Delaware. ET Sanatoga is the general partner of and owns a 1% interest in ET Sub-Sanatoga. ETOP owns a 99% limited partnership interest in ET Sub-Sanatoga.

ET Sub-Sanatoga’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ET SUB-SMOB, L.L.C.

ET Sub-SMOB, L.L.C., or ET Sub-SMOB, is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Sub-SMOB’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

VERNON ALF, L.L.C.

Vernon ALF, L.L.C., or Vernon ALF, is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

Vernon ALF’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ET SUB-WILLOWBROOK LIMITED PARTNERSHIP, L.L.P.

ET Sub-Willowbrook Limited Partnership, L.L.P., or ET Sub-Willowbrook, is a registered limited liability partnership organized under the laws of the Commonwealth of Virginia. ET GENPAR is the general partner of and owns a 0.1% interest in ET Sub-Willowbrook. ETOP owns a 99.9% limited partnership interest in ET Sub-Willowbrook.

ET Sub-Willowbrook’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ET WAYNE FINANCE, INC.

ET Wayne Finance, Inc. is a corporation organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Wayne Finance, Inc.’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ET WAYNE FINANCE, L.L.C.

ET Wayne Finance, L.L.C., or ET Wayne Finance, is a limited liability company organized under the laws of the State of Delaware. It is a wholly owned direct subsidiary of ETOP.

ET Wayne Finance’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

ET SUB-WAYNE I LIMITED PARTNERSHIP, L.L.P.

ET Sub-Wayne Limited Partnership, L.L.P., or ET Sub-Wayne, is a registered limited liability partnership organized under the laws of the Commonwealth of Virginia. ET Wayne Finance is the general partner of and owns a 0.1% interest in ET Sub-Wayne. ETOP owns a 99.9% limited partnership interest in ET Sub-Wayne.

ET Sub-Wayne’s principal executive offices are located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, and its telephone number is (502) 357-9000.

RISK FACTORS

Before you invest in our securities, you should carefully consider the risks involved. These risks include, but are not limited to:

•	the risks described in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus; and

•	any risks that may be described in other filings we or ETOP makes with the Commission or in the prospectus supplements relating to specific offerings of securities.

USE OF PROCEEDS

Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of any securities under this prospectus by us for general business purposes, which may include acquiring and investing in additional properties and the repayment of borrowings under our credit facility or other debt. Until the proceeds from a sale of securities by us, Ventas Realty and/or Ventas Capital are applied to their intended purposes, they may be invested in short-term investments, including repurchase agreements, some or all of which may not be investment grade.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratio of earnings to fixed charges and preferred stock dividends for each of the periods indicated was as follows:

	Year Ended December 31,					Six Months Ended June 30, 2004
	1999	2000	2001	2002	2003
Ratio of earnings to fixed charges and preferred stock dividends (a)	1.47	—	1.58	1.46	2.45	2.51

(a)	Earnings were insufficient to cover fixed charges by $69.7 million in 2000. Earnings in 2000 were reduced by $96.5 million for the United States Settlement.

For this ratio, earnings consist of earnings (loss) before income taxes, minority interest and discontinued operations plus fixed charges excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor.

DESCRIPTION OF DEBT SECURITIES OF VENTAS REALTY AND VENTAS CAPITAL

This section describes the general terms and provisions of the debt securities of Ventas Realty and Ventas Capital. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

The senior debt securities offered under this prospectus may be issued by Ventas Realty and Ventas Capital:

•	under one or both of the indentures dated April 17, 2002 among us (as guarantor), Ventas Realty, Ventas Capital, Ventas LLC and U.S. Bank National Association, as trustee, as heretofore supplemented; or

•	under one or more other indentures to be entered into among us (as guarantor), Ventas Realty, Ventas Capital, any additional guarantors and a trustee.

The subordinated debt securities offered under this prospectus may be issued under one or more indentures to be entered into among us (as guarantor), Ventas Realty, Ventas Capital, any additional guarantors and a trustee. Ventas Realty and Ventas Capital are collectively referred to in this section as the “issuers.” The debt securities will be the direct obligation of the applicable issuer or issuers, may be secured or unsecured and may constitute senior or subordinated indebtedness. Any indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indenture and the debt securities to be issued under the indentures are summaries of either certain provisions contained in our existing indentures or certain anticipated provisions of the indentures that we will enter into and are not complete.

We have filed our existing indentures and the supplements thereto and the forms of indentures as exhibits to the registration statements of which this prospectus is a part. You should read the indentures for provisions that may be important to you before you buy any debt securities. We will file any final indentures and/or supplemental indentures with the Commission if we issue any debt securities.

General

The issuers may issue debt securities that rank “senior” or “subordinated.” The debt securities that we refer to as “senior” will be the direct obligations of the issuers and will rank equally and ratably in right of payment with the issuers’ other indebtedness that is not subordinated. The issuers may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior debt, as defined in the applicable indenture, and may rank equally and ratably with other subordinated indebtedness. We refer to these as “subordinated” debt securities.

Under each of our existing indentures, we must obtain the consent of the holders of a majority of the aggregate principal amount of senior debt securities outstanding under such indenture in order to issue additional securities under that indenture.

Under any indenture that we will enter into, the issuers:

•	may issue debt securities without limit as to aggregate principal amount, in one or more series, in each case as established in one or more supplemental indentures;

•	need not issue all debt securities of a series at the same time; and

•	may reopen a series, without the consent of holders of the series, for issuances of additional securities of that series.

U.S. Bank National Association is the trustee under our existing indentures. We anticipate that any other indenture that we will enter into will provide that the issuers may, but need not, designate more than one trustee under such indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and the issuers may appoint a successor trustee to act with respect to that series.

The applicable prospectus supplement will describe the specific terms relating to the series of debt securities the issuers will offer, including, where applicable, the following:

•	the title and series designation and whether they are senior debt securities or subordinated debt securities;

•	the aggregate principal amount of the debt securities;

•	the percentage of the principal amount at which the issuers will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

•	if convertible into other securities, the initial conversion price, the conversion period and any other terms governing such conversion;

•	the stated maturity date;

•	any fixed or variable interest rate or rates per annum;

•	the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

•	the date from which interest may accrue and any interest payment dates;

•	any sinking fund requirements;

•	any provisions for redemption, including the redemption price and any remarketing arrangements;

•	whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	the events of default and covenants of such debt securities, including the required conditions to our ability to merge or consolidate or sell substantially all of our assets, to the extent different from or in addition to those described in this prospectus;

•	whether the issuers will issue the debt securities in certificated or book-entry form;

•	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

•	whether the issuers will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

•	the applicability, if any, of the legal defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

•	whether the issuers will pay additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether they will have the option to redeem the debt securities instead of making this payment;

•	the subordination provisions, if any, relating to the debt securities;

•	if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

•	whether any of our subsidiaries will be bound by the terms of the indenture, in particular any restrictive covenants;

•	the provisions relating to any security provided for the debt securities; and

•	the provisions relating to any guarantee of the debt securities.

The issuers may issue debt securities at less than the principal amount payable at maturity. We refer to these securities as “original issue discount” securities. If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

Except as may be described in the applicable prospectus supplement, any indenture under which the issuers issue debt securities will not contain any other provisions that would limit the ability of us or our restricted subsidiaries to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or our restricted subsidiaries or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the debt securities being offered.

Denominations, Interest, Registration and Transfer

The issuers will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

The issuers will pay the interest, principal and any premium at the corporate trust office of the trustee. At the option of the issuers, however, payment of interest may be made by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

If the issuers do not punctually pay or otherwise provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the debt security is registered at the close of business on a special record date the trustee or the applicable issuer or issuers will fix; or

•	in any other lawful manner, all as the applicable indenture describes.

You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, so long as the total principal amount is not changed. This is referred to as an “exchange.”

You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as the agent of the issuers for registering debt securities in the names of holders and transferring debt securities. The issuers may change this appointment to another entity or perform it themselves. The entity performing the role of maintaining the list of registered holders is called the “registrar.” It will also perform transfers.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Guarantees

Unless otherwise described in the applicable prospectus supplement, the debt securities will be fully and unconditionally guaranteed by us, Ventas LLC, Ventas Healthcare Properties, Ventas TRS, the New Guaranteeing Subsidiaries and certain other future subsidiaries of ours. These guarantees will be joint and several obligations of the guarantors. If a series of debt securities is so guaranteed, an indenture, or a supplemental indenture thereto, will be executed by the guarantor. We, Ventas LLC, Ventas Healthcare Properties, Ventas TRS and the New Guaranteeing Subsidiaries are guarantors under our existing indentures, as supplemented. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. The terms of any guarantee will be set forth in the applicable prospectus supplement.

Merger, Consolidation or Sale of Assets

We generally will be permitted to consolidate or merge with another company, to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following, among other, conditions are met:

•	If we merge out of existence or sell our assets, the other company must be an entity organized under the laws of a State or the District of Columbia or under federal law and must agree to be legally responsible for our obligations under the debt securities; and

•	Immediately after the merger, sale of assets or other transaction, we and our restricted subsidiaries may not be in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements for giving the applicable default notice or the requirement that the default exist for a specific period of time were disregarded.

Certain Covenants

Existence. Except as permitted as described above under “—Merger, Consolidation or Sale of Assets”, we and our restricted subsidiaries will agree to do all things necessary to preserve and keep our corporate existence, rights and franchises; provided, however, that we may terminate the existence of any such subsidiary if we determine that it is in our best interests to do so.

Provisions of Financial Information. Whether or not we remain required to do so under the Securities Exchange Act of 1934, as amended, to the extent permitted by law, we will agree to file all annual, quarterly and other reports and financial statements with the Commission and an indenture trustee on or before the applicable Commission filing dates as if we were required to do so.

Events of Default and Related Matters

Events of Default. The term “event of default” for any series of debt securities means any of the following:

•	The issuers do not pay the principal or any premium on a debt security of that series;

•	The issuers do not pay interest on a debt security of that series within 30 days after its due date;

•	The issuers do not deposit any sinking fund payment for that series within 30 days after its due date;

•	We or our restricted subsidiaries remain in breach of any other term of the applicable indenture (other than a term added to the indenture solely for the benefit of other series) for 60 days after we receive a notice of default stating we are in breach. Either the trustee or holders of more than 25% in principal amount of debt securities of the affected series may send the notice;

•	We or our restricted subsidiaries default under any of our other indebtedness in an aggregate principal amount exceeding $15,000,000 after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we or our restricted subsidiaries receive notice specifying the default and requiring that they discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the trustee or the holders of more than 25% in principal amount of debt securities of the affected series may send the notice;

•	We or one of our “significant subsidiaries,” files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur; or

•	Any other event of default described in the applicable prospectus supplement occurs.

The term “significant subsidiary” means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act of 1933, as amended.

Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

The trustee will be required to give notice to the holders of debt securities within 90 days after a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an “indemnity.” If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity; and

•	the holders of at least a majority in principal amount of all outstanding securities of the relevant series must not have given the trustee a direction inconsistent within such request within such 60-day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or otherwise specifying any default.

Modification of an Indenture

There are three types of changes the issuers can make to the indentures and the debt securities:

Changes Requiring Your Approval. Neither the issuers nor the trustee can make the following types of changes to your debt securities without your specific approval:

•	changes to the stated maturity of the principal or interest on a debt security (which does not include the making of mandatory offers to purchase the debt security);

•	changes to reduce any amounts due on a debt security;

•	changes to reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	changes to the currency of payment on a debt security;

•	changes to impair your right to sue for payment;

•	changes to the subordination provisions, if any, in a manner that is adverse to you;

•	changes to reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture;

•	changes to reduce the percentage of holders of debt securities whose consent is needed to waive past defaults or changes to certain provisions of the indenture relating to waivers of default;

•	changes to effect a waiver of a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities (other than a default arising as a result of the acceleration of the debt security which has since been rescinded);

•	changes to release any guarantor from any of its obligations under its guarantee or an indenture, except in accordance with the terms of such indenture; or

•	changes to any of the foregoing provisions.

Changes Requiring a Majority Vote. The second type of change to an indenture and the debt securities issued under that indenture is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for the changes listed above under “—Changes Requiring Your Approval” or below under “—Changes Not Requiring Approval” or as otherwise described in the applicable prospectus supplement.

Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. Unless otherwise described in the applicable prospectus supplement, changes not requiring approval are limited to clarifications and certain other changes that would not materially adversely affect holders of the applicable series of debt securities.

Further Details Concerning Voting. Debt securities are not considered outstanding, and holders of debt securities may not be able to vote, if the issuers have deposited or set aside in trust money for their payment or redemption or if we or one of our affiliates own them. As described immediately below under “—Discharge, Legal Defeasance and Covenant Defeasance,” you also will not be able to vote your debt securities if:

•	your securities have been discharged; or

•	all securities of the same series of your debt securities have been legally defeased.

For original issue discount securities, issuers will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

Discharge, Legal Defeasance and Covenant Defeasance

Discharge. The issuers may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay such debt securities, including any premium and interest thereon.

Legal Defeasance. The issuers can, under particular circumstances, effect a legal defeasance of your series of debt securities. By this we mean the issuers, us, and any guarantors will be released from any payment or other obligations on a series of debt securities if, among other things, they put in place the arrangements described below to repay you and all other holders of that series of debt securities and deliver certain certificates and opinions to the trustee:

•

The issuers must deposit in trust for your benefit and the benefit of all other direct holders of that series of debt securities a combination of money or U.S. government or U.S. government agency notes or bonds (or, in some circumstances, depositary receipts representing these notes or bonds) that will generate enough cash to make interest, principal and any other payments on all debt securities of that series on their various due dates;

•	The current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if the issuers did not make the deposit and just repaid the debt securities themselves. Under current federal income tax law, the deposit and the legal release of the issuers from the debt securities would be treated as though the issuers took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. Therefore, under the current law, you could recognize gain or loss on the debt securities you were deemed to have given back; and

•	The issuers must deliver to the trustee a legal opinion confirming the tax law change described above.

If the issuers did accomplish legal defeasance with respect to your series of debt securities, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to the issuers or any guarantor for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of the lenders of the issuers and other creditors if they ever became bankrupt or insolvent. You would also be released from any subordination provisions.

Covenant Defeasance. Under current federal income tax law, the issuers can make the same type of deposit described above and be released from some of the restrictive covenants applicable to your series of debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities and you would be released from any subordination provisions.

If the issuers accomplish covenant defeasance, the following provisions of an indenture (as applicable to the series of debt securities being defeased) and the applicable series of debt securities would no longer apply:

•	any covenants applicable to that series of debt securities and described in the applicable prospectus supplement;

•	any subordination provisions applicable to that series of debt securities and described in the applicable prospectus supplement; and

•	certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

If the issuers accomplish covenant defeasance, you can still look to them and us and our other guarantors for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurs, for example, the bankruptcy of the issuers, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Subordination

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which any series of subordinated securities is subordinated to debt securities of another series or to our and any guarantors’ other indebtedness. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

•	provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Global Securities

The issuers will issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. The issuers may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

DESCRIPTION OF OUR COMMON STOCK

We may issue, either separately or together with other securities, shares of our common stock. Under our Certificate of Incorporation, we are authorized to issue up to 180,000,000 shares of common stock. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant terms, including the number of shares offered, any initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities.

DESCRIPTION OF OUR PREFERRED STOCK

This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the preferred stock offered through that prospectus supplement as well as any general terms described in this section that will not apply to those shares of preferred stock.

We have summarized certain selected terms of the preferred stock in this section. The summary is not complete. You should read our Certificate of Incorporation that is an exhibit to our annual report on Form 10-K and the certificate of designation relating to the applicable series of the preferred stock that we will file with the Commission for additional information before you buy any shares of preferred stock.

General

Our board of directors will determine the designations, preferences, limitations and relative rights of each series of our authorized and unissued preferred stock. These may include:

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting rights, if any, of shares of the series;

•	the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of the dividend, whether dividends will be cumulative, and the dates on which dividends are payable;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

•	the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

•	any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets; and

•	if the shares are convertible or exchangeable, the price or rates of conversion or exchange at which, and the terms and conditions on which, the shares of the series may be converted into or exchanged for other securities.

The issuance of shares of preferred stock, or the issuance of warrants relating to shares of preferred stock, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of shares of common stock will be subject to, and may be adversely affected by, the rights of holders of any shares of preferred stock that we may issue in the future.

The preferred stock will have the rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock it offers for specific terms, including:

•	the description of the shares of preferred stock;

•	the number of shares of preferred stock offered;

•	the voting rights, if any, of the holders of the shares of preferred stock;

•	the offering price of the shares of preferred stock;

•	the distribution rate, when distributions will be paid, or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

•	the date from which distributions on the shares of preferred stock shall accumulate;

•	the provisions for any auctioning or remarketing, if any, of the shares of preferred stock;

•	the provision, if any, for redemption or a sinking fund;

•	the liquidation preference per share;

•	any listing of the shares of preferred stock on a securities exchange;

•	whether the shares of preferred stock will be convertible or exchangeable and, if so, the security into which they are convertible or exchangeable and the terms and conditions of conversion or exchange, including the conversion price or exchange rate or the manner of determining it;

•	whether interests in the shares of preferred stock will be represented by depositary shares as more fully described below under “Description of Depositary Shares;”

•	a discussion of federal income tax considerations;

•	the relative ranking and preferences of the shares of preferred stock as to distribution and liquidation rights;

•	any limitations on issuance of any shares of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to distribution and liquidation rights;

•	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

•	any other specific terms, preferences, rights, limitations or restrictions of the shares of preferred stock.

As described under “Description of Depositary Shares,” we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of preferred stock issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

Rank

Unless our board of directors otherwise determines and we so specify in the applicable prospectus supplement, we expect that the shares of preferred stock will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all our shares of common stock.

Dividends

Holders of shares of preferred stock of each series will be entitled to receive cash and/or share dividends at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred stock may specify a fixed rate of distribution, our board of directors must authorize and declare those dividends and they may be paid only out of assets legally available for payment. We will pay each dividend to holders of record as they appear on our share transfer books on the record dates fixed by our board of directors. In the case of shares of preferred stock represented by depositary receipts, the records of the depositary referred to under “Description of Depositary Shares” will determine the persons to whom dividends are payable.

Dividends on any series of preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative dividends will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of directors fails to authorize a dividend on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a dividend in respect of the applicable dividend period, whether or not dividends on that series are declared payable in the future.

If the applicable series is entitled to a cumulative dividend, we may not declare, or pay or set aside for payment, a dividend on any other series of preferred stock ranking, as to dividends on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative dividends on the applicable series for all past dividends periods and the then current dividend period. If the applicable series does not have a cumulative dividend, we must declare, and pay or set aside for payment, full dividends for the then current dividend period only. When dividends are not paid, or set aside for payment, in full on any applicable series and the shares of any other series ranking on a parity as to dividends with the applicable series, we must declare, and pay or set aside for payment, all dividends upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid dividends of the several series. For these purposes, accrued and unpaid dividends do not include unpaid dividend periods on noncumulative shares of preferred stock. No interest will be payable in respect of any dividend payment that may be in arrears.

Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative dividends, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any dividends on common stock or any other equity securities ranking junior to or on a parity with the applicable series as to dividends or upon liquidation. The foregoing restriction does not apply to dividends paid in common stock or other equity securities ranking junior to the applicable series as to dividends and upon liquidation. If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the dividend for the then current period, before declaring dividends on shares of common stock or junior or parity securities. In addition, under the circumstances in which we could not declare a dividend, we may not redeem, purchase or otherwise acquire for any consideration any shares of common stock or other parity or junior equity securities, except upon conversion into or exchange for shares of common stock or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred stock.

We will credit any dividend payment made on an applicable series first against the earliest accrued but unpaid dividend due with respect to the series.

Redemption

We may have the right or may be required to redeem one or more series of preferred stock, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

If a series of preferred stock is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid dividends, except in the case of noncumulative preferred stock. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of our issuance of capital stock, the terms of the preferred stock may provide that, if no shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the shares of preferred stock will automatically and mandatorily be converted into shares of capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation Preference

The applicable prospectus supplement will describe the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, before any distribution may be made to the holders of shares of our common stock or any other shares of capital stock ranking junior to the applicable series, in the distribution of assets upon any liquidation the holders of that series will be entitled to receive, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid dividends include only the then current dividend period. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preferred stock will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of shares of preferred stock, our remaining assets will be distributed among the holders of any other shares of capital stock ranking junior to the preferred stock upon liquidation, according to their rights and preferences.

If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series and the corresponding amounts payable on all shares of capital stock ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of capital stock shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled.

Voting Rights

Holders of shares of preferred stock will not have any voting rights, except as otherwise from time to time required by law or as specified in the applicable prospectus supplement.

As more fully described under “Description of Depositary Shares” below, if we elect to issue depositary shares, each representing a fraction of a share of a series of preferred stock, each depositary will in effect be entitled to a fraction of a vote per depositary share.

Conversion Rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred stock into shares of common stock or any other class or series of shares of capital stock. The terms will include the number of shares of common stock or other securities into which the shares of preferred stock are convertible, the conversion price (or the manner of determining it), the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

Our Exchange Rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred stock for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred stock. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred stock being exchanged.

DESCRIPTION OF OUR OUTSTANDING CAPITAL STOCK

The summary of the terms of our outstanding common stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation, as amended from time to time, and our Third Amended and Restated Bylaws, as amended and/or restated from time to time, each of which is incorporated herein by reference. You should read our Certificate of Incorporation and our Third Amended and Restated Bylaws for additional information before you purchase any of our capital stock.

Our Certificate of Incorporation provides that we may issue up to 190,000,000 shares of stock, consisting of 180,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of October 18, 2004, 84,367,551 shares of common stock and no shares of preferred stock were issued and outstanding.

All shares of common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares of capital stock and to certain provisions of our Certificate of Incorporation, holders of shares of common stock are entitled to receive distributions if, as and when authorized and declared by the Board of Directors out of assets legally available therefore and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities. We currently expect to make quarterly distributions, and from time to time we may make additional distributions.

Holders of shares of common stock have no conversion, sinking fund, redemption or preemptive rights to subscribe for any of our securities. Subject to certain provisions of our Certificate of Incorporation, shares of common stock have equal distribution, liquidation and other rights.

In order to preserve our ability to maintain REIT status, our Certificate of Incorporation provides that if a person acquires beneficial ownership of greater than 9% of our outstanding stock, the shares that are beneficially owned in excess of such 9% limit are considered to be “excess shares.” Excess shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by our Board of Directors. The trust is entitled to all dividends with respect to the excess shares and the trustee may exercise all voting power over the excess shares. We have the right to buy the excess shares for a purchase price equal to the lesser of (1) the price per share in the transaction that created the shares, or (2) the market price on the date we buy the shares. We have the right to defer payment of the purchase price for the excess shares for up to five years. If we do not purchase the excess shares, the trustee of the trust is required to transfer the excess shares at the direction of the Board of Directors. The owner of the excess shares is entitled to receive the lesser of the proceeds from the sale of the excess shares or the original price for such excess shares; any additional amounts are payable to the beneficiary of the trust. The Board of Directors may grant waivers from the excess share limitations. On June 24, 2003, we granted such a waiver from the 9% ownership limitation provisions of Article XII of the our Certificate of Incorporation to Cohen & Steers Capital Management, Inc. Under the waiver, Cohen & Steers may beneficially own, in the aggregate, up to 14%, in number of shares or value, of our common stock.

DESCRIPTION OF OUR DEPOSITARY SHARES

This section describes the general terms and provisions of shares of preferred stock represented by depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We have summarized in this section certain terms and provisions of the deposit agreement, the depositary shares and the receipts representing depositary shares. The summary is not complete. You should read the forms of deposit agreement and depositary receipt for additional information before you buy any depositary shares.

General

We may, at our option, elect to offer fractional interests in shares of preferred, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will provide the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the shares of preferred stock represented by those depositary shares.

Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.

Dividends and Other Distributions

A depositary will be required to distribute all dividends or other cash distributions received in respect of the applicable shares of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

Depositary shares that represent shares of preferred stock converted or exchanged will not be entitled to distributions. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of shares of preferred stock will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Shares of Preferred Stock

You may receive the number of whole shares of your series of preferred stock and any money or other property represented by your depositary receipts after surrendering your depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your shares of preferred stock, you will not be entitled to re-deposit those shares of preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Redemption of Depositary Shares

If we redeem a series of the preferred stock underlying the depositary shares, the depositary will redeem those shares from the proceeds it receives. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. The redemption date for depositary shares will be the same as that of the preferred stock. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Underlying Shares of Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the depositary shares representing such preferred stock. Each record holder of depositary receipts on the record date will be entitled to instruct the depositary as to how the holder’s depositary shares will be voted. The record date for the depositary shares will be the same as the record date for the preferred stock. The depositary will vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to vote the preferred stock in that manner. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares. The depositary will not be responsible for any failure to carry out any voting instruction, or for the manner or effect of any vote, as long as its action or inaction is in good faith and does not result from its negligence or willful misconduct.

Liquidation Preference

Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as described in the applicable prospectus supplement.

Conversion or Exchange of Shares of Preferred Stock

The depositary shares will not themselves be convertible into or exchangeable for shares of common stock or preferred stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause the conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the preferred stock represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of shares of preferred stock to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Taxation

As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred stock represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred stock. In addition:

•	no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of shares of preferred stock in exchange for depositary shares provided in the deposit agreement;

•	the tax basis of each share of preferred stock to you as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged for shares of preferred stock; and

•	if you held the depositary shares as a capital asset at the time of the exchange for shares of preferred stock, the holding period for shares of the preferred stock will include the period during which you owned the depositary shares.

Amendment and Termination of a Deposit Agreement

We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.

Any deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the applicable depositary if (1) the termination is necessary to preserve our status as a REIT or (2) a majority of each series of preferred stock affected by the termination consents to the termination. When either event occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

•	all depositary shares have been redeemed;

•	there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or

•	each related share of preferred stock shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of Depositary

A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.

Miscellaneous

A depositary will be required to forward to holders of depositary receipts any reports and communications from us that it receives with respect to the related shares of preferred stock. Holders of depository receipts will be able to inspect the transfer books of the depository and the list of holders of receipts upon reasonable notice.

Neither a depositary nor our company will be liable if it is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing duties in good faith and without gross negligence or willful misconduct. Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related shares of preferred stock unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting shares of preferred stock for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

If a depositary receives conflicting claims, requests or instructions from any holder of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

DESCRIPTION OF OUR WARRANTS

This section describes the general terms and provisions of the warrants. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those warrants.

We have summarized in this section certain terms and provisions of the warrant agreement and the warrants. The summary is not complete. You should read the forms of warrant and warrant agreement that we will file with the Commission at or before the time of the offering of the applicable series of warrants for additional information before you buy any warrants.

We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock, depositary shares, common stock or trust preferred shares. We and a warrant agent will enter a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

•	the offering price;

•	the number of warrants offered;

•	the securities underlying the warrants;

•	the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the date on which the warrants will expire;

•	federal income tax consequences;

•	the rights, if any, we have to redeem the warrants;

•	the name of the warrant agent; and

•	the other terms of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities underlying the warrants and will not be entitled to payments made to holders of those securities.

The warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which the amendment or supplement applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement, as amended thereby. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date may not be altered without the consent of the holder of each warrant.

PLAN OF DISTRIBUTION

We, Ventas Realty, Ventas LLC, Ventas Capital, Ventas Healthcare Properties, Ventas TRS and/or any of the New Guaranteeing Subsidiaries may sell the offered securities in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers, including to a limited number of institutional purchasers, to a single purchaser or to our affiliates and stockholders, (c) through agents or (d) through a combination of any of these methods. A prospectus supplement relating to such sales will be filed that will include, as applicable, the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

In order to facilitate the offering of securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the securities for their account. In addition, to cover over-allotments or to stabilize the price of the shares, the underwriters may bid for, and purchase, shares in the open market. Finally, an underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed shares in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. Any of these activities may stabilize or maintain the market price of the offered securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Some or all of the securities that we, Ventas Realty, Ventas LLC, Ventas Capital, Ventas Healthcare Properties, Ventas TRS and/or any of the New Guaranteeing Subsidiaries offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we, Ventas Realty, Ventas LLC, Ventas Capital, Ventas Healthcare Properties, Ventas TRS and/or any of the New Guaranteeing Subsidiaries sell securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities offered pursuant to this prospectus.

If dealers are used in the sale of securities, we, Ventas Realty, Ventas LLC, Ventas Capital, Ventas Healthcare Properties, Ventas TRS and/or any of the New Guaranteeing Subsidiaries will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We, Ventas Realty, Ventas LLC, Ventas Capital, Ventas Healthcare Properties, Ventas TRS and/or any of the New Guaranteeing Subsidiaries may sell the securities directly. If the securities are sold directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities, we will describe the terms of any such sales in the prospectus supplement. We, Ventas Realty, Ventas LLC, Ventas Capital, Ventas Healthcare Properties, Ventas TRS and/or any of the New Guaranteeing Subsidiaries may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Remarketing Arrangements

Offered securities may also be offered and sold, if we so indicate in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters of the offered securities under the Securities Act of 1933.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we, Ventas Realty, Ventas LLC, Ventas Capital, Ventas Healthcare Properties, Ventas TRS and/or any of the New Guaranteeing Subsidiaries may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We, Ventas Realty, Ventas LLC, Ventas Capital, Ventas Healthcare Properties, Ventas TRS and/or any of the New Guaranteeing Subsidiaries may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us, Ventas Realty, Ventas LLC, Ventas Capital, Ventas Healthcare Properties, Ventas TRS and/or any of the New Guaranteeing Subsidiaries in the ordinary course of their businesses.

Each underwriter, dealer and agent participating in the distribution of any of the securities that are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, securities in bearer form in the United States or to United States persons, other than qualifying financial institutions, during the restricted period, as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7).

VALIDITY OF THE OFFERED SECURITIES

Willkie Farr & Gallagher LLP, New York, New York will issue an opinion for us, Ventas Realty, Ventas LLC, Ventas Capital, Ventas Healthcare Properties, Ventas TRS and the New Guaranteeing Subsidiaries about the legality of certain of the offered securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements (including the financial statement schedule) of Ventas, Inc. at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, incorporated by reference in this prospectus and the registration statements of which this prospectus is a part have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, incorporated by reference herein. The financial statements referred to above are incorporated by reference in this prospectus and such registration statements in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements (including the financial statement schedule) of ElderTrust Operating Limited Partnership at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, incorporated by reference in this prospectus and the registration statements of which this prospectus is a part have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements (including the financial statement schedule) of ElderTrust at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, incorporated by reference in this prospectus and the registration statements of which this prospectus is a part have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We and ETOP file annual, quarterly and current reports, proxy statements and other information with the Commission. We have also filed with the Commission three registration statements on Form S-3 to register the securities being offered in this prospectus. This prospectus, which forms part of the registration statements, does not contain all of the information included in the registration statements. For further information about us, Ventas Realty, Ventas LLC, Ventas Capital, Ventas Healthcare Properties, Ventas TRS, any of the New Guaranteeing Subsidiaries and/or and the securities offered in this prospectus, you should refer to the registration statements and their exhibits.

Our and ETOP’s filings are available on the Commission’s website at www.sec.gov. You also may read and copy any documents we or ETOP file at the Commission’s public reference rooms in Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information about their public reference rooms, including copy charges. You can also obtain information about us from the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Information about us and ETOP is also available on our website at www.ventasreit.com. Information on our website is not incorporated by reference herein and our web address is included as an inactive textual reference only.

INCORPORATION BY REFERENCE

We are incorporating by reference in the prospectus the information we and ETOP file with the Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We are incorporating by reference our and ETOP’s documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the registration statements of which this prospectus is a part and before the effective date of the registration statements or after the date of this prospectus until all of the securities offered under this prospectus are sold.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004;

•	ETOP’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004;

•	ETOP’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004;

•	Our Current Reports on Form 8-K filed January 8, 2004, January 21, 2004 (other than with respect to the information furnished under Item 9 of that report), January 21, 2004 (other than with respect to the information furnished under Item 9 of that report), January 30, 2004 (other than with respect to the information furnished under Item 9 of that report), February 5, 2004, February 10, 2004, February 19, 2004, February 26, 2004 (other than with respect to the information furnished under Item 9 of that report), February 27, 2004 (other than with respect to the information furnished under Items 9 and 12 of that report), March 15, 2004, April 7, 2004 (other than with respect to the information furnished under Item 9 of that report), April 20, 2004, April 29, 2004 (other than with respect to the information furnished under Items 9 and 12 of that report), May 10, 2004, May 12, 2004 (other than with respect to the information furnished under Item 9 of that report), May 24, 2004, June 7, 2004 (other than with respect to the information furnished under Item 9 of that report), July 6, 2004 (other than with respect to the information furnished under Item 9 of that report), July 28, 2004 (other than with respect to the information furnished under Items 9 and 12 of that report), September 13, 2004, October 12, 2004 and October 15, 2004.

•	Our Proxy Statement filed on April 2, 2004 for our 2004 Annual Meeting of Stockholders; and

•	The descriptions of our common stock set forth in our registration statement on Form 8-A filed with the Commission on January 23, 1992.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

General Counsel

Ventas, Inc.

10350 Ormsby Park Place

Suite 300

Louisville, Kentucky 40223

(502) 357-9000

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

3,247,000 Shares

Ventas, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

June 29, 2005